UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

MONEYGRAM INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MoneyGram Tower
1550 Utica Avenue South
Minneapolis, Minnesota 55416

March 26, 2007

Dear MoneyGram Stockholder:

You are invited to attend our 2007 Annual Meeting of Stockholders, which will be held at 9:00 a.m. Central Time on Wednesday, May 9, 2007 in the Chambord Room of the Sofitel, located at 5601 West 78th Street, Bloomington, Minnesota.

Details of the business to be conducted at the meeting are described in the attached Notice of Annual Meeting of Stockholders and the attached proxy statement. No admission tickets or other credentials will be required for attendance at the meeting.

Directors and officers will be available at the meeting to speak with you. There will be an opportunity during the meeting for your questions regarding the affairs of MoneyGram and for a discussion of the business to be considered at the meeting as explained in the Notice and proxy statement.

Your vote is important. Whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy card in the envelope provided, or you may vote by telephone or on the internet as described on your proxy card. If you plan to attend the meeting, you may vote in person.

We look forward to seeing you at the meeting.

Sincerely,

Philip W. Milne
Chairman, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
PROPOSAL 1: ELECTION OF DIRECTORS
BOARD OF DIRECTORS AND GOVERNANCE
HUMAN RESOURCES COMMITTEE REPORT
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
DETAILS BEHIND ALL OTHER COMPENSATION COLUMN
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED
PENSION BENEFITS
NONQUALIFIED DEFERRED COMPENSATION
SEVERANCE AND CHANGE OF CONTROL PROTECTIONS
2006 DIRECTOR COMPENSATION
SECURITY OWNERSHIP OF MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AUDIT COMMITTEE REPORT
INFORMATION REGARDING INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2007
VOTING PROCEDURES
STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING
ANNUAL REPORT TO STOCKHOLDERS AND FORM 10-K
OTHER MATTERS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

March 26, 2007

The Annual Meeting of Stockholders of MoneyGram International, Inc. will be held at 9:00 a.m. Central Time on Wednesday, May 9, 2007 in the Chambord Room of the Sofitel, located at 5601 West 78th Street, Bloomington, Minnesota for the following purposes:

1.	To elect four directors;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2007; and

3.	To act upon any other matters which may properly come before the meeting and any adjournments.

Only stockholders of record of common stock at the close of business on March 12, 2007 are entitled to receive this notice and to vote at the meeting.

Our 2006 Annual Report, including financial statements, is included with your proxy materials.

To assure your representation at the meeting, please access the automated telephone voting feature or the internet voting option described on the proxy card, or vote, sign and mail the enclosed proxy card as soon as possible. We have enclosed a return envelope, which requires no postage if mailed in the United States.

By Order of the Board of Directors

Teresa H. Johnson
Executive Vice President, General Counsel
and Secretary

PLEASE VOTE — YOUR VOTE IS IMPORTANT

MONEYGRAM INTERNATIONAL, INC.
1550 Utica Avenue South
Minneapolis, Minnesota 55416

ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT

Annual Meeting	Wednesday, May 9, 2007	Sofitel
	9:00 a.m., Central Time	5601 West 78th Street
Bloomington, Minnesota 55439

Purpose	1. Elect four directors.

2. Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2007.

3. Any other proper business.

Proxies Solicitation	We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees, in person or by telephone, electronic transmission or facsimile transmission.

First Mailing Date	We anticipate mailing the proxy statement on or about March 26, 2007.

Record Date	March 12, 2007. On the record date, 83,604,895 shares of our common stock were outstanding.

Voting	You are entitled to vote at the meeting if you are a holder of record on the record date. Each share of common stock is entitled to one vote. You may vote in person at the meeting, by automated telephone voting, on the internet or by proxy.

Proxies	We will vote signed returned proxies “FOR” the Board’s director nominees and “FOR” the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2007, unless you vote differently on the proxy card. The proxy holders will use their discretion on other matters. If a nominee cannot or will not serve as a director, the proxy may be voted for another person as the proxy holders decide. If you are a participant in the MoneyGram International, Inc. 401(k) Plan, your proxy is a voting instruction to the plan’s trustee. See “Voting Procedures” in this proxy statement.

Revoking Your Proxy	You may revoke your proxy before it is voted at the meeting. To revoke your proxy, follow the procedures listed under “Voting Procedures” in this proxy statement.

Your Comments	Your comments about any aspects of our business are welcome. Although we may not respond on an individual basis, your comments receive consideration and help us measure your satisfaction.

PLEASE VOTE — YOUR VOTE IS IMPORTANT

PROPOSAL 1: ELECTION OF DIRECTORS

Background

MoneyGram International, Inc. (“MoneyGram,” “we,” “us” or “our”) became an independent public company on June 30, 2004 when all of our outstanding common stock was distributed to the stockholders of Viad Corp (“Viad”) in a tax-free spin-off transaction (referred to in this proxy statement as the “Spin-Off”). We continued the payment services businesses conducted by Viad prior to the Spin-Off, and Viad continued its remaining businesses. Upon completion of the Spin-Off, the existing directors of Viad were elected to the first Board of Directors of MoneyGram, along with our Chief Executive Officer, Philip W. Milne. Several members of our Board of Directors resigned from their directorships at Viad following the Spin-Off, and three continue to serve as directors of both companies. The directorships held by each director of MoneyGram are listed below in their respective biographies.

Board Structure

The Board of Directors of MoneyGram is divided into three classes, with the number of directors divided as equally as possible among the three classes. Directors are elected for staggered terms of three years. If a vacancy exists or occurs during the year, the vacant directorship may be filled by the affirmative vote of a majority of the remaining directors for a term expiring at the annual meeting of stockholders at which the term of office of the class to which such director has been elected expires. Each director holds office until a successor has been duly elected and qualified. Robert H. Bohannon retired as MoneyGram’s Chairman of the Board effective December 31, 2006, and the Board elected our Chief Executive Officer, Philip W. Milne, also to serve as Chairman effective January 1, 2007. As a result of Mr. Bohannon’s retirement, the Board reduced the number of directors to 11. There are currently 11 members of the Board. Four directors are standing for election at this year’s annual meeting.

Information about the four nominees for election as directors and the seven directors whose terms of office will continue after the annual meeting is set forth below.

Director Nominees

Mr. Jess T. Hay, Ms. Linda Johnson Rice and Messrs. Albert M. Teplin and Timothy R. Wallace are nominated for three-year terms expiring in 2010. These nominees and the other directors have served as directors of MoneyGram since the Spin-Off, except for Mr. Othón Ruiz Montemayor who was appointed by the Board on August 18, 2005 in accordance with our bylaws to fill a newly created vacancy and has since been elected by our stockholders, and Mr. Monte E. Ford who was appointed by the Board on August 17, 2006 in accordance with our bylaws to fill a newly created vacancy for an initial term expiring at the 2008 annual meeting of stockholders.

The Board of Directors has been informed that each of the four nominees is willing to serve as a director. However, if any nominee cannot or will not serve as a director, the proxy may be voted for another person as the persons named on the proxy decide.

Jess T. Hay	Mr. Hay has served as Chairman of the Texas Foundation for Higher Education, a non-profit organization promoting higher education in the State of Texas, since 1987 and as Chairman of HCB Enterprises Inc., a private investment firm, since 1995. In 1994, Mr. Hay retired after 29 years of service as Chief Executive Officer of Lomas Financial Corporation, a financial services company. He retired from service on the board of SBC Communications Inc. (n/k/a AT&T Inc.), a telephone, wireless and data communications company, in 2004 and the board of Exxon Mobil Corporation, a petroleum refining company, in 2001. He is currently a director of Trinity Industries, Inc., an industrial transportation company, and Viad, a travel and recreation services, exhibition and event services company. Age 76.

Linda Johnson Rice	Ms. Johnson Rice serves as President and Chief Executive Officer, and a director, of Johnson Publishing Company, Inc., publisher of Ebony and Jet magazines, positions that she has held since 2002. From 1987 to 2002, she was President and Chief Operating Officer of that company. She is also a director of Bausch & Lomb Inc., an ophthalmic goods company; Kimberly-Clark Corporation, a paper products company; and Omnicom Group Inc., an advertising services company. Age 49.

Albert M. Teplin	Mr. Teplin is an economist and since 2003 has served as a consultant to the Board of Governors of the Federal Reserve System, the U.S. Department of Commerce, the International Monetary Fund, the European Central Bank and the Bank of Japan. Mr. Teplin served as Senior Economist for the Board of Governors of the Federal Reserve System from 2001 to 2003 and was Chief of the Flow of Funds Section of the Board of Governors of the Federal Reserve System from 1989 to 2001. Mr. Teplin is also a director of Viad. Age 60.

Timothy R. Wallace	Mr. Wallace is Chairman, President and Chief Executive Officer of Trinity Industries, Inc., a diversified manufacturer of railcars, barges, highway safety products and various other industrial equipment, a position he has held since 1999. He was Chief Operating Officer of Trinity Industries, Inc. from 1996 through 1998. Age 53.

Board Voting Recommendation

The Board recommends to the stockholders that they vote “FOR” the election of the director nominees. The four director nominees receiving the highest number of votes will be elected.

Directors Continuing in Office

For Terms Expiring at the 2008 Annual Meeting:

Monte E. Ford	Mr. Ford is the Senior Vice President and Chief Information Officer of AMR Corporation, the parent company of American Airlines operating primarily in the airline industry, a position he has held since December 2000. From 1994 to 2000, he held various positions including Executive Vice President and Chief Information Officer for Associates First Capital Corporation, a financial services company. Mr. Ford started with The Associates in 1994 as Senior Vice President and Chief Information Officer of its consumer sector. From 1991 to 1994, he was with Bank of Boston as Senior Vice President of Technology. Prior to that, he worked at Digital Equipment Corporation, a computer products company, from 1982 to 1991, where he served in a number of positions of increasing responsibility, most recently as National Account Manager. He currently serves on the Board of Children’s Medical Center and the Baylor Regional Medical Center, Grapevine. Age 47.

Judith K. Hofer	Ms. Hofer is the retired President and Chief Executive Officer of May Merchandising/MDSI, a May Department Stores Company, a position she held from 2000 to 2002, and thereafter was a consultant to the May Department Stores Company from 2002 to 2005. Prior to that, Ms. Hofer served as President and Chief Executive Officer of Filene’s, a division of The May Department Stores Company, from 1996 to 2000. She is also a director of Payless Shoe Source, Inc., a retail shoe company, and Viad. Age 67.

Robert C. Krueger	Mr. Krueger is a former U.S. Congressman, U.S. Ambassador-at-Large and Coordinator for Mexican Affairs, U.S. Ambassador, U.S. Senator, Duke University professor, vice provost and dean, and Distinguished Visiting

Professor at Rice University, University of Texas and Texas State University. He is also the author of two books and over 250 magazine articles and newspaper columns. Mr. Krueger has acted as a consultant to third party businesses interested in international trade and U.S. government policy since 2000. He was a Visiting Research Fellow at Merton College, Oxford University in 2000, and prior thereto was U.S. Ambassador to Burundi from 1994 to 1996, U.S. Ambassador to Botswana, and Special Representative of the U.S. Secretary of State to Southern African Development Community from 1996 to 2000. Age 71.

Philip W. Milne	Mr. Milne currently serves as our Chairman of the Board, a position he has held since January 2007, and our President and Chief Executive Officer, positions he has held since June 2004. He is also currently the President and Chief Executive Officer of our principal operating subsidiary, a position he has held since 1996. Mr. Milne joined our predecessor company in 1991 and served as General Manager of the official check business from 1991 until early 1992, as Vice President, General Manager of the Payment Systems segment from 1992 until early 1993, and as Vice President, General Manager of the Retail Payment Products group from 1993 to 1996. Age 47.

For Terms Expiring at the 2009 Annual Meeting:

Donald E. Kiernan	Mr. Kiernan is the retired Senior Executive Vice President and Chief Financial Officer of SBC Communications, Inc. (n/k/a AT&T Inc.), a telephone, wireless and data communication services company. He served as Chief Financial Officer of SBC Communications, Inc. from 1993 until his retirement in 2001. Mr. Kiernan is also a director of Health Management Associates, Inc., a hospital and medical services company; LaBranche & Co. Inc., a broker-dealer specialist firm; and Seagate Technology, a technology services company. Age 66.

Douglas L. Rock	Mr. Rock is the Chairman of the Board of Directors of Smith International, Inc., a worldwide supplier of products and services to the oil and gas exploration and production industry, a position that he has held since 1991, and Chief Executive Officer, a position he has held since 1989. He is also a director of CE Franklin Ltd., a Canadian supplier of products and services to the energy industry. Age 60.

Othón Ruiz Montemayor	Mr. Ruiz is Chairman of Grupo Valores Operativos Monterrey S.A.P.I. de C.V. and Grupo Inversiones Monterrey S.A. de C.V., private investment groups with interests in non-banking finance, real estate, reinsurance brokerage and natural gas exploration, positions he has held since 2004. Additionally, he is the Chairman of the Executive Board of the Forum de las Culturas, an international cultural event that will be held in Monterrey, Mexico in September 2007, a position he has held since September 2006. Mr. Ruiz was Chief Executive Officer of Grupo Financiero Banorte, S.A. de C.V., an integrated financial and banking group in Mexico from 1996 to 2004. Prior to that, he served in various positions at Fomento Económico Mexicano, S.A. de C.V., a holding company whose principal businesses include the production and distribution of beverages and packaging materials, operation of convenience stores and logistics management, including Chief Financial Officer from 1974 until 1985 and Chief Executive Officer from 1985 until 1995. Mr. Ruiz also served as Chairman of the Board of Directors of Banregio Grupo Financiero, S.A. de C.V., a financial and banking group headquartered in Monterrey, Mexico until September 2006. Age 63.

BOARD OF DIRECTORS AND GOVERNANCE

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines that describe:

•	corporate values and ethical business conduct;

•	duties of directors;

•	duties of Presiding Director;

•	Board operations and Committee matters;

•	director qualifications and selection process;

•	director compensation;

•	director independence standards;

•	chief executive officer evaluation;

•	management succession;

•	process for stockholders or other interested parties to communicate with directors; and

•	annual Board evaluations.

The Guidelines are available in the Investor Relations section of our website at www.moneygram.com. Copies of the Guidelines are also available in print to any stockholder who submits a request to MoneyGram International, Inc., 1550 Utica Avenue South, Suite 100, Minneapolis, Minnesota 55416, Attention: Corporate Secretary.

Board Meetings

The Board of Directors held four regular meetings during 2006. Each director attended at least seventy-five percent of the aggregate number of meetings of the Board and meetings of the Committees on which the director served.

Director Independence

The Board has determined that the following directors are independent within the meaning of the listing standards of the New York Stock Exchange, applicable Securities and Exchange Commission (“SEC”) regulations and the categorical standards for independence contained in our Corporate Governance Guidelines: Monte E. Ford, Jess T. Hay, Judith K. Hofer, Linda Johnson Rice, Donald E. Kiernan, Robert C. Krueger, Douglas L. Rock, Othón Ruiz Montemayor, Albert M. Teplin and Timothy R. Wallace. The Board of Directors has adopted categorical standards to assist in the making of determinations of independence. The following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence: (a) if the director is an executive officer or employee, or their immediate family member is an executive officer, of another company that does business with MoneyGram or its affiliates and the annual sales to, or purchases from, MoneyGram or its affiliates are less than the greater of $1.0 million or one percent of the other company’s annual consolidated gross revenues; (b) if the director is an executive officer of another company which is indebted to MoneyGram, or to which MoneyGram is indebted, and the total amount of either company’s indebtedness to the other is less than one percent of the total consolidated assets of the company that he or she serves as an executive officer; or (c) if the director serves as an officer, director or trustee of a charitable organization and (1) MoneyGram’s annual charitable contributions to the organization are less than the greater of $200,000 or one percent of that organization’s total annual charitable receipts, which shall not include MoneyGram’s automatic matching of director charitable contributions.

Board Committees

The Board maintains four Committees: Audit Committee, Corporate Governance and Nominating Committee, Finance and Investment Committee, and Human Resources Committee. The Board of Directors has adopted a separate written charter for each Committee that is available in the Investor Relations section of our website at www.moneygram.com. Copies of the Committee charters are also available in print to any stockholder who submits a request to MoneyGram International, Inc., 1550 Utica Avenue South, Suite 100, Minneapolis, Minnesota 55416, Attention: Corporate Secretary.

Membership on the Audit, Corporate Governance and Nominating, and Human Resources Committees is limited to independent directors. The Board of Directors has determined that each member of these Committees is an independent director within the meaning of the listing standards of the New York Stock Exchange, applicable SEC regulations and the categorical standards for independence contained in our Corporate Governance Guidelines.

Each Committee of the Board reports regularly to the full Board and annually evaluates its own performance. The Committees meet periodically during the year, usually in conjunction with regular meetings of the Board. The Audit Committee also meets to review quarterly earnings and related press releases and to review our management’s discussion and analysis for inclusion in our quarterly reports on Form 10-Q and our annual report on Form 10-K filed with the SEC. The primary responsibilities of the Committees are summarized below.

• Audit Committee.  The Audit Committee appoints our independent registered public accounting firm and assists the Board in monitoring the quality and integrity of our financial statements, our compliance with legal and regulatory requirements, and the independence and performance of our internal auditor and our independent registered public accounting firm. From time to time, the Committee meets in executive session with our independent registered public accounting firm. The independent registered public accounting firm reports directly to the Committee. The Committee held ten regular meetings during 2006. Current members: Mr. Kiernan (Chair), Ms. Hofer, and Messrs. Rock and Teplin.

The Board has determined that all members of the Audit Committee are financially literate under the listing standards of the New York Stock Exchange and that Donald E. Kiernan, Chair of the Audit Committee, qualifies as an “audit committee financial expert” under the rules of the SEC. The Board also has determined that Mr. Kiernan’s service on more than three audit committees of public companies does not impair his ability to serve effectively on the Audit Committee.

• Corporate Governance and Nominating Committee.  The Corporate Governance and Nominating Committee is responsible for recommending to the Board of Directors a slate of directors for election by the stockholders at each annual meeting and for proposing candidates to fill any vacancies on the Board. The Committee is also responsible for an assessment of the Board’s performance. The Committee reviews, and from time to time proposes changes to, our Corporate Governance Guidelines and the compensation and benefits of non-employee directors. In the past and in 2006, the Committee retained Korn/Ferry International (“Korn/Ferry”) to assist in the identification of qualified director candidates. With respect to the most recent director search, the Corporate Governance and Nominating Committee directed Korn/Ferry to search for a senior operating executive with a technology background familiar with high-volume, transaction processing businesses. In addition, the Corporate Governance and Nominating Committee engaged Hewitt Associates, LLC (“Hewitt”), a compensation consultant, to assist in the evaluation of director compensation. The Corporate Governance and Nominating Committee directed Hewitt to provide market reference data, analysis and a recommendation of appropriate compensation levels. The Committee held four regular meetings during 2006. Current members: Ms. Johnson Rice (Chair), and Messrs. Hay, Krueger and Wallace.

• Finance and Investment Committee.  The Finance and Investment Committee assists the Board in establishing and monitoring compliance with policies regarding investments, capital, foreign currency and credit. The Committee also reviews recommendations regarding strategic equity investments, acquisitions, dispositions, equity offerings and indebtedness, and may approve expenditures and acquisitions subject to limitations established by the Board of Directors. In addition, the Committee receives reports concerning the pension trust investment performance. The Committee held four regular meetings in 2006. Current members of the Committee are: Messrs. Rock (Chair), Ford, Kiernan, Ruiz and Teplin.

• Human Resources Committee.  The Human Resources Committee oversees development and implementation of a compensation strategy designed to enhance profitability and fundamental value. The Committee also reviews and approves, subject to ratification by independent members of the Board, the salary and other compensation of the Chief Executive Officer, approves salaries and other compensation of other executive officers, determines incentive compensation targets and awards under various compensation plans and makes grants of stock options and other awards under our stock incentive plans, including grants of equity compensation to non-employee directors. The Human Resources Committee has retained Hewitt as its compensation consultant. In 2006, Hewitt assisted the Human Resources Committee in the evaluation of senior executive compensation. The Human Resources Committee directed Hewitt to provide market reference data and corresponding analysis of a custom compensation peer group which the Committee used to assist it in determining the compensation levels for each component of compensation for our Chief Executive Officer and the other executive officers. The Committee held four regular meetings during 2006. Current members: Mr. Hay (Chair), Mmes. Hofer and Johnson Rice, and Mr. Wallace.

Meetings of Non-Management Directors

The Board schedules regular executive sessions of the non-management directors. Mr. Hay was appointed in August 2004 as the Presiding Director to preside at executive sessions for a term of two years and, in May 2006, the Board extended his term for an additional two years. In 2006, the Board held one executive session of the non-management directors, which included all directors except Mr. Milne. The Board also held three executive sessions of the independent directors, which included all directors except Messrs. Bohannon and Milne.

Attendance at Annual Stockholder Meetings

Under our Corporate Governance Guidelines, directors are expected to attend the annual meeting of stockholders, Board meetings and meetings of Committees on which they serve. Ten out of eleven directors then in office attended our 2006 annual meeting of stockholders.

Director Nominations

Our Corporate Governance Guidelines describe the process for selection of director nominees, including desired qualifications. Although there are no minimum qualifications for nominees, a candidate for Board service must possess the ability to apply good business judgment, have demonstrated the highest level of integrity, be able to properly exercise the duties of loyalty and care in the representation of the interests of our stockholders and must be able to represent all of our stockholders fairly and equally. Candidates should also exhibit proven leadership capabilities, and experience in business, finance, law, education, technology or government. In addition, candidates should have an understanding regarding major issues facing public companies similar in scope to MoneyGram. Experience in payment or financial services would be an added benefit. Candidates must have, and be prepared to devote, adequate time to the Board and its Committees. The Corporate Governance and Nominating Committee will seek to promote through the nomination process an appropriate diversity on the Board of experience (including international experience), expertise, perspective, age, gender and ethnicity. The Board will also consider the independence of a nominee under the listing standards of the New York Stock Exchange, applicable SEC regulations and the Board’s categorical standards for independence contained in our Corporate Governance Guidelines.

In general, candidates for Board membership are evaluated, regardless of the source of the nomination, by the Corporate Governance and Nominating Committee for recommendation to the Board in accordance with the Committee’s charter and the procedures described in the Corporate Governance Guidelines.

A stockholder making a nominating recommendation for the election of a director must ensure that the nomination complies with our bylaw provisions on making stockholder proposals at an annual meeting. For information regarding stockholder proposals for our 2008 annual meeting, see the section below entitled “Stockholder Proposals for the 2008 Annual Meeting.”

Communications with the Board of Directors

Stockholders or other interested parties may communicate with our Presiding Director, the non-management directors as a group, Committees of the Board or individual directors in writing and sent to the attention of the Corporate Secretary at the following address: MoneyGram International, Inc., 1550 Utica Avenue South, Suite 100, Minneapolis, Minnesota 55416. Upon receipt, the Corporate Secretary will forward all such correspondence, as appropriate. Complaints and concerns regarding MoneyGram may also be reported anonymously and confidentially via MoneyGram’s Always Honest Hotline at 800-443-4113. The text of our Policy on Communications with the Board of Directors is contained in our Corporate Governance Guidelines, which are posted in the Investor Relations section of our website at www.moneygram.com.

Code of Ethics

All of our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, are subject to our Code of Ethics, our Always Honest policy and the provisions regarding corporate values and ethical business conduct contained in our Corporate Governance Guidelines. These documents are available in the Investor Relations section of our website at www.moneygram.com. Copies of these documents are also available in print to any stockholder who submits a request to MoneyGram International, Inc., 1550 Utica Avenue South, Suite 100, Minneapolis, Minnesota 55416, Attention: Corporate Secretary.

Policy and Procedures Regarding Transactions with Related Persons

In November 2006, the Audit Committee of the Board adopted our Policy and Procedures regarding Transactions with Related Persons. In accordance with our written policy, the Audit Committee is responsible for the review, approval or ratification of all transactions with related persons that are required to be disclosed under the rules of the SEC. Under the policy, a “related person” includes any of our directors or executive officers, certain of our stockholders and any of their respective immediate family members. The policy applies to transactions in which MoneyGram is a participant, a “related person” will have a direct or indirect material interest, and the amount involved exceeds $120,000. Under the policy, management of MoneyGram is responsible for disclosing to the Audit Committee all material information related to any covered transaction prior to entering into the transaction. The Audit Committee may use any process and review any information that it determines is reasonable under the circumstances in order to determine whether the covered transaction is fair and reasonable and on terms no less favorable to MoneyGram than could be obtained in a comparable arms-length transaction with an unrelated third party.

Transactions with Related Persons

Robert H. Bohannon, MoneyGram’s former Chairman of the Board, is the Chairman of the Board of Viad. In addition, Ms. Hofer and Messrs. Hay and Teplin also serve as members of the Board of Directors of Viad. Ms. Johnson Rice and Messrs. Kiernan, Rock and Wallace previously served as members of the Board of Directors of Viad.

In June 2004, we entered into various agreements with Viad governing our division of liabilities in connection with the Spin-Off, including, but not limited to, an Interim Services Agreement, Employee

Benefits Agreement and a Tax Sharing Agreement. The Interim Services Agreement terminated in accordance with its terms in 2006 and we paid Viad $300,000 in 2006 in connection with such agreement.

In connection with the Spin-Off and pursuant to the Employee Benefits Agreement, all liabilities under the Deferred Compensation Plan for Directors of Viad Corp (the “Viad Director Deferred Compensation Plan”) were transferred to MoneyGram. As directors or former directors of Viad, Mmes. Hofer and Johnson Rice and Messrs. Hay, Kiernan, Rock, Teplin and Wallace are participants in the Viad Director Deferred Compensation Plan. Deferred accounts under such plan can no longer receive additional contributions but are credited by MoneyGram quarterly with dividend equivalents, in the case of stock unit accounts, and interest at a long-term medium-quality bond rate, in the case of cash accounts. Deferred amounts are payable after a director ceases to be a member of both the Viad and MoneyGram Boards of Directors. MoneyGram paid an aggregate of $115,885 in 2006 in interest and dividends in connection with such liabilities.

In addition, in conjunction with the Spin-Off, MoneyGram assumed liability for the Viad Director’s Charitable Award Program (the “Charitable Award Program”). The liability assumed by MoneyGram includes (i) payment of monies to the charitable organization designated by the applicable director upon death and as provided in the Charitable Award Program, and (ii) payment of premiums on life insurance policies taken out by Viad on certain of the members of the Viad Board of Directors covered by the Charitable Award Program (including Mmes. Hofer and Rice and Messrs. Bohannon, Hay, Rock and Wallace) to fund benefits under the program. Viad has assigned such life insurance policies to MoneyGram and MoneyGram is now the beneficiary of such policies. In 2006, MoneyGram paid a total of $137,423 for premiums and MoneyGram made payments totaling $100,000 to certain charitable organizations designated by a deceased director of Viad.

HUMAN RESOURCES COMMITTEE REPORT

The Human Resources Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis section that follows and, based on such review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully Submitted,

Jess T. Hay (Chair)
Judith K. Hofer
Linda Johnson Rice
Timothy R. Wallace

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Human Resources Committee of our Board of Directors (throughout the Compensation Discussion and Analysis, the “Committee”) administers and makes decisions regarding our executive compensation and benefit programs. For more information on this Committee, its members and its processes, see “Board of Directors and Governance — Board Committees.”

The following discussion should be read in conjunction with the Summary Compensation Table and related tables and narrative disclosure under the caption “Executive Compensation” setting forth the compensation of our Chief Executive Officer and the other executive officers named in the Summary Compensation Table (the “Named Executive Officers”). For more information on the specific plans under which our compensation and benefits are delivered, see the Executive Compensation section under the captions “Description of Material Compensation Plans,” “Pension Plans” and “Deferred Compensation.”

Generally, the objectives of the executive compensation and benefit program are:

•	To attract and retain high-caliber experienced leaders and managers critical to our long-term success;

•	To encourage the highest level of performance and accountability for the overall success of MoneyGram;

•	To support growth and long-term value creation for our stockholders; and

•	To align compensation with short-term and long-term business and financial objectives.

Each element of our executive compensation and benefit program is designed to support and advance these general objectives as more fully described below.

Our compensation and benefit program in 2006 balanced the following key considerations:

• Individual versus corporate or business unit performance.  We require that higher levels of compensation be based on a combination of successful corporate and/or business unit performance and individual performance. When MoneyGram and/or business unit performance exceeds the objectives for the performance period, employees who have demonstrated the required level of individual achievement normally receive greater compensation, and when MoneyGram and/or business unit performance do not meet key objectives, incentive awards are generally reduced or eliminated, or may be paid at the Committee’s discretion.

• Fixed versus at-risk compensation.  The proportion of total compensation that is “at risk” for an executive typically increases as the scope and level of an executive’s responsibilities and related ability to impact MoneyGram’s results increase.

• Short-term versus long-term compensation.  The ratio of at-risk compensation that is long-term (paid for performance over a period greater than twelve months) to short-term (paid for performance over a period not greater than twelve months) increases at higher levels of responsibility, as employees in these leadership roles typically have greater influence on MoneyGram’s strategic direction and long-term progress.

• Cash versus equity compensation.  Our long-term incentive plan uses a combination of our stock (in the form of stock options and restricted stock) and cash (including performance-based stock units paid out in cash) as forms of payment. We provide a greater percentage of our total executive compensation in the form of stock and stock units. We believe that our executive officers should also be stockholders and that a focus of our long-term compensation strategy should be to strengthen MoneyGram’s financial and operating condition, thereby increasing its fundamental value and its related earning capacity. Increased fundamental value and earnings, in turn and over time, logically should enhance the prospect for stock appreciation.

Analytical Tools and Benchmarking

In setting an executive’s compensation package each February, the Committee examines the following elements of an executive’s total compensation: current base salary, target bonus opportunity and the amount of long-term incentives for the most recent fiscal year (collectively, an executive’s “Benchmarking Compensation”). The Committee also looks at the amount of compensation paid to other executives within MoneyGram. During 2006, tally sheets were prepared and reviewed by the Committee for all executive officers. These tally sheets set forth total Benchmarking Compensation and benefits paid and potentially payable to each executive, including estimated pension benefits and equity holdings. The use of these tally sheets provided the Committee with a perspective on the total value of our executive compensation and benefits program.

When setting executive compensation and benefits under MoneyGram’s compensation plans, the Committee considers a variety of factors, including the following:

•	Competitive market data;

•	MoneyGram’s financial performance compared with its annual and long-term goals, as measured by, among other factors, net income, earnings per share growth, net revenue and cash flow;

•	MoneyGram’s compensation principles;

•	Each executive’s performance, tenure, experience, management capabilities and contributions to MoneyGram’s operations;

•	The tactical and strategic value to MoneyGram of specific skill sets of certain key employees deemed of vital importance to the future of MoneyGram; and

•	MoneyGram’s business strategy, size and complexity.

For Named Executive Officers, the Committee reviewed data provided by nationally recognized executive compensation surveys and data from a custom group of 24 companies (the “Compensation Peer Group”) selected by management in consultation with the Committee’s compensation advisor and approved by the Committee. Data from the Compensation Peer Group is adjusted using a revenue-based regression technique to account for size differences between MoneyGram and the other companies in the Compensation Peer Group, which had median revenue of $2.3 billion. Market data reviewed in 2006 was based on MoneyGram’s fiscal 2005 revenue of $971 million.

The companies in the Compensation Peer Group referenced by the Committee in determining compensation levels in February 2006 included: A.G. Edwards & Sons, Inc., Advo, Inc., Alberto-Culver Company, Alliant Techsystems Inc., Ceridian Corporation, Certegy Inc., Church & Dwight Company, Inc., Convergys Corporation, Deluxe Corporation, DST Systems, Inc., Equifax Inc., Fiserv Inc., Global Payments Inc., Lawson Software, Marshall & Ilsley Corporation, Polaris Industries Inc., Sabre Holdings Corporation, Synovus Financial Corp. and The Toro Company. Additionally, data from positions in comparably sized business units (not corporate positions) of the following companies were also used as part of the Compensation Peer Group: American Express Company, Citigroup Inc., First Data Corporation, U.S. Bancorp and Wells Fargo & Company. The Committee found the Compensation Peer Group to be representative of the executive pool for which we compete in terms of scope of operations, geography and industry.

The reference data from the Compensation Peer Group and the nationally recognized executive compensation surveys is one of the many factors considered by the Committee and provides a contextual backdrop for the Committee’s deliberations. Management uses the reference data to provide an estimate of the range of possible compensation amounts for an executive with similar duties at a company similar to MoneyGram in size, scope and complexity. Generally MoneyGram’s Benchmarking Compensation for Named Executive Officers ranges between the 50th and the 75th percentile of the reference data. However, the Committee may position Benchmarking Compensation above or below the reference data. As a result of the Committee’s compensation decisions for 2006, total Benchmarking Compensation for the Named Executive Officers, other than Mr. Ryan, ranked between the 50th and 55th percentiles of the reference data, in recognition of strong individual performance and MoneyGram’s aggressive operating strategy. Total Benchmarking Compensation for Mr. Ryan, the Executive Vice President/President, MoneyGram Global Payment Products and Services, ranked just below the 65th percentile of the reference data because a one-time retention-based restricted stock award was counted toward his annual compensation.

Elements of Compensation

The various elements of the executive compensation and benefit program reward different executive behaviors and business outcomes. The elements of our executive compensation and benefit program are:

•	Base salary;

•	An annual, performance-based, cash incentive provided under the MoneyGram International, Inc. Amended and Restated Management and Line of Business Incentive Plan (the “MIP”). The MIP is described below under the caption “Annual Performance-Based Incentive” and in the Executive Compensation section under the caption “Description of Material Compensation Plans;”

•	Long-term incentives, including stock options, retention-based restricted stock, performance-based restricted stock and performance-based stock units, which are provided under the MoneyGram International, Inc. 2005 Omnibus Incentive Plan (the “2005 Omnibus Plan”). Performance goals for the performance-based stock units are set pursuant to the MoneyGram International, Inc. Performance Unit Incentive Plan (the “PUP”). The 2005 Omnibus Plan and the PUP are described in the Executive Compensation section under the caption “Description of Material Compensation Plans” and a description of the actual awards under those plans, such as stock options and restricted stock, are described below under the caption “Long-Term Incentives;”

•	Retirement income, deferred compensation and savings, which are provided under four separate plans known as the MoneyGram Pension Plan (the “Pension Plan”), MoneyGram Supplemental Pension Plan (the “SERP”), MoneyGram International, Inc. 401(k) Plan (the “401(k) Plan”) and MoneyGram International, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”). These plans are described in the Executive Compensation sections under the caption “Pension Plans” and “Deferred Compensation;”

•	Benefits, which include insurance covering medical, hospitalization, dental, life and disability. These benefits, with the exception of those for Mr. Milne, are substantially similar for all full-time employees;

•	Perquisites, which vary by executive and may include automobile allowance, financial planning services, executive physical examination, health club dues subsidy, country club dues, spousal travel and tax gross up assistance with respect to certain of these perquisites. At the direction of the Board of Directors, MoneyGram also provided the Chief Executive Officer with a security evaluation of his home, as well as the installation of a home security system, and made him eligible for twenty-five hours of personal usage of our aircraft annually; and

•	Severance benefits, including change-in-control protection, which are provided under the MoneyGram International, Inc. Executive Severance Plan (Tier I) (the “Tier I Plan”), and in the case of the Chief Executive Officer, under his employment agreement. The severance plan is described in the Executive Compensation section under the caption “Severance and Change of Control Protections.”

Base Salary

The objective of base salary is to provide a minimum or base level of competitive compensation. The amount of annual salary an individual executive receives is based on various factors, including tenure and an individual performance assessment. This differentiation in salary helps reward continuous improvement in individual performance and the attainment of key performance metrics. Salary levels also affect other components of pay and retirement benefits, which are typically scaled by reference to salary.

The salaries of the Named Executive Officers are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Increases in base salary are based on the evaluation of individual performance against the principal job duties and core competencies. The Committee does not assign a particular weight to any factor.

For the 2006 salary increases, the Committee reviewed compensation data consisting of base salaries paid for comparable positions at organizations in the Compensation Peer Group, base salaries for comparable positions determined from other nationally recognized executive compensation surveys and base salaries across other internal executive positions within MoneyGram.

Annual Performance-Based Incentive

MoneyGram’s annual incentive program, the MIP, is designed to focus executives on measures which, if accomplished, would have a positive impact on MoneyGram’s operating results and/or financial condition. Awards under the MIP also reflect an evaluation of each executive’s individual performance during the past year, in the context of the overall performance of MoneyGram and, in some cases, the executive’s business unit or function.

During 2006, our annual performance-based incentive plan used performance measures that the Committee believed were important to MoneyGram’s annual business objectives, and that supported growth and the creation of fundamental value. The performance metrics for 2006 for MoneyGram’s operating results were earnings per share (weighted 60 percent), net income (weighted 15 percent), cash flow (weighted 15 percent) and other goals (weighted 10 percent). Other goals included the establishment of an enterprise risk management program, attainment of money order net revenue goals, achievement of ongoing Sarbanes Oxley compliance, retention of key customers and attainment of customer profitability initiatives. For Mr. Ryan, 70 percent of his 2006 MIP target bonus was tied to the financial results of the global funds transfer line of business and 30 percent of his target bonus was tied to financial results of MoneyGram, as a whole. The performance metrics for the line of business portion of the 2006 MIP were the same as the metrics for MoneyGram’s overall financial performance, with a difference only in what constituted the “other goals” portion of the line of business metrics. Such difference was designed to focus Mr. Ryan on key initiatives of the specific line of business.

Target bonus levels under the annual incentive plan are set as a percentage of base salary and utilize data from the Compensation Peer Group and other nationally recognized executive compensation surveys as a reference point. In 2006, these target bonus levels were 90 percent of annual base salary for the Chief Executive Officer and 50 and 55 percent of annual base salary for the other Named Executive Officers. Bonus payments can exceed the targeted level, up to a maximum percentage of twice the annual target bonus level, if performance exceeds targeted levels and can decrease to zero if performance falls below minimum levels. Actual bonus awards depend on achievement of annual performance goals established by the Committee for MoneyGram or the relevant business line, and overall individual performance. An annual bonus funding limit is established for each executive based on net income from continuing operations for MoneyGram or the relevant business line. For 2006, the funding limit was 1.5 percent of net income which equated to $1,860,812 for the Chief Executive Officer and 0.5 percent of net income which equated to $620,271 for each of the other Named Executive Officers. Once the formula has been applied, the Committee may adjust the actual bonus amounts in accordance with the MIP. The Committee did not exercise any discretion to adjust levels upward or downward in 2006.

The annual incentive plan contains a provision whereby the Committee may seek reimbursement of bonuses paid to an executive if after payment it is determined that the executive engaged in misconduct, acted in a manner significantly contrary to MoneyGram’s interest or breached a non-competition agreement.

Long-Term Incentives

Our long-term incentives are designed to deliver competitive compensation that recognizes employees for their contributions to MoneyGram and aligns executives with stockholders in focusing on long-term growth and enhancement to MoneyGram’s fundamental value, which logically and over time should have a positive impact on the stock performance. Long-term incentive awards for Named Executive Officers usually consist of a grant comprised of three components: stock options, performance-based stock units and retention-based restricted stock. In addition, in 2006 the Committee established a grant of performance-based restricted stock that was limited to Mr. Putney, the Executive Vice President and Chief Investment Officer, and MoneyGram’s investment portfolio managers. All long-term incentives are granted under the 2005 Omnibus Plan. All of these components focus on long-term growth, and together these components reflect a balance of what we desire to reward, as follows:

• Stock options. The grant of stock options directly links a portion of each executive’s compensation to stock price appreciation. If our share price does not rise during the term of the option, an executive’s total compensation opportunity will not be realized.

• Performance-based stock units.  Performance goals for performance-based stock units are set pursuant to the PUP. These grants are intended to focus our executives’ efforts on certain strategic, financial or operational goals that must be achieved over longer periods of time in order for executives to receive the value of the units. The performance periods and performance goals are established by the Committee for multi-year periods that are not less than two years and not more than five years. The performance metrics and weightings for the 2005-2006 performance period for performance-based stock units were based on a two-year average of earnings per share (weighted 70 percent) and operating income (weighted 30 percent). The 2005-2006, 2005-2007 and 2006-2008 PUP awards each established three levels of performance at which payment would be earned: minimum, target and maximum levels of growth in earnings per share and operating income from continuing operations for the applicable performance period.

• Retention-based restricted stock.  The objective of retention-based restricted stock is to reward executives for maintaining fundamental value and for continuing in service with us during the service period. Retention-based restricted stock awards require the executive to be continuously employed for an extended period of time. Retention-based restricted stock vests, and all restrictions lapse, on the third anniversary of its grant date, provided the executive remains employed by MoneyGram. This promotes retention of a stable executive management team which helps MoneyGram operate effectively, particularly since MoneyGram is in its early stages as a public company.

• Performance-based restricted stock.  The use of performance-based restricted stock is intended to focus our executives’ efforts on certain strategic, financial or operational goals that must be achieved in order for executives to receive the value of the stock. Performance-based restricted stock was introduced in 2006 for the executives responsible for our investment portfolio in order to directly link a portion of their compensation to investment portfolio results, a methodology that the Committee believes is more reflective of the manner in which investment portfolio managers are compensated elsewhere. Awards are earned by the executive annually, based on the extent to which the net interest margin threshold established in MoneyGram’s financial plan is achieved or exceeded. However, awards that have been earned are also subject to time-vesting restrictions, thereby requiring the executive to remain employed with MoneyGram in order to achieve the full value of the award.

Long-term incentive awards for our Named Executive Officers are determined by the Committee in February of each year. In consultation with its compensation consultant, the Committee first determines the value of the total long-term incentive award to be granted to each recipient. Then, using an option pricing valuation methodology for stock options and a full share value methodology for performance-based stock units and restricted stock, the Committee allocates the awards among those three components, with stock options generally targeted to deliver 40 percent of long-term incentive value, performance-based stock units generally targeted to deliver 35 percent of the total long-term incentive value, and retention-based restricted stock generally targeted to deliver the remaining 25 percent. In 2006, Mr. Putney was eligible for a fourth component of compensation, performance-based restricted stock. As a result of adding the fourth component, the total long-term incentive mix for the Executive Vice President and Chief Investment Officer was 22 percent stock options, 19 percent performance-based stock units, 29 percent retention-based restricted stock and 30 percent performance-based restricted stock.

Although the mix among these components (i.e., 40 percent, 35 percent and 25 percent) was the presumed mix for 2006 for all Named Executive Officers other than the Executive Vice President and Chief Investment Officer, the actual allocation is based on the Committee’s discussion of the specific individual facts and circumstances. In 2006, the actual allocation to our Chief Executive Officer was 24 percent stock options, 35 percent performance-based stock units and 41 percent retention-based restricted stock. For the other Named Executive Officers, there was a shift towards increasing the allocation of retention-based restricted stock for retention purposes. With the Spin-Off two years ago and in recognition of the outstanding results of the group, more emphasis appropriately was placed on retention of these senior executives.

Long-term compensation is allocated to deliver 75 percent in equity compensation and 25 percent in cash compensation. The equity compensation components (stock options and restricted stock) focus the Named Executive Officers on building fundamental value and also serve to retain them. Performance-based stock units are denominated in stock and use performance metrics such as earnings per share and operating income that focus on our performance over a multi-year period. However, when earned, the units are paid in cash, rather than stock.

The number of options, shares or units granted to each Named Executive Officer is established by the Committee, with any grant to the Chief Executive Officer subject to ratification by the Board. Stock options, performance-based stock units, retention-based restricted stock and performance-based restricted stock awards all contain non-competition and other covenants relating to the conduct by the executive and can be subject to forfeiture or repayment if, after grant or payment, it is determined that the executive breached a covenant. All equity grant agreements contain a provision whereby the Committee is authorized to suspend or terminate outstanding stock option and restricted stock grants and to seek reimbursement of gains realized by an executive if such executive engaged in misconduct, acted in a manner significantly contrary to MoneyGram’s interest or breached a non-competition agreement.

In January 2007, the Committee adopted a written policy regarding the grant of equity compensation. The policy codified the Committee’s past practices with respect to equity compensation grants. Equity awards granted throughout 2006 were made in a manner consistent with the policy. The policy provides for a clear determination as to the date on which all equity awards are granted and the exercise price, if applicable. Equity awards recommended during the annual review of executive compensation will normally be considered and approved by the Committee at its regularly scheduled meeting held in February of each year. The grant date of all equity awards, other than those for the Chief Executive Officer, is the date of the Committee meeting at which the award is approved. The grant date of all equity awards for the Chief Executive Officer is the date of the Board of Directors meeting at which the award is ratified. The exercise price, if applicable, is 100 percent of the fair market value of MoneyGram’s shares on the grant date. The fair market value is determined as the average of the high and low price of MoneyGram’s stock on the New York Stock Exchange on the grant date.

Stock Ownership Guidelines

Stock ownership guidelines were adopted in 2005 to further align the interests of approximately 15 of our top executives with those of our stockholders. Under the guidelines, Named Executive Officers are expected to acquire and hold common stock with a value equal to a multiple of their base salaries as determined by their position. The guidelines require stock ownership with a value of five times base salary for the Chief Executive Officer, three times base salary for all executive officers reporting to the Chief Executive Officer and 1.5 times base salary for other executives. For purposes of these guidelines, stock ownership includes shares over which the executive has direct or indirect ownership or control, including restricted stock, performance-based restricted stock when earned and stock units, but does not include unexercised stock options. Executives are expected to make meaningful progress toward achieving their ownership guidelines within five years of becoming subject to the guidelines. In the event that a Named Executive Officer has not achieved the guideline within the five-year period, the Committee may, in its discretion, require the executive to retain all or a portion of the shares delivered to the executive through MoneyGram’s incentive compensation plans until the requisite stock ownership is met. The Committee reviews compliance with the stock ownership guidelines on an annual basis. The Chief Executive Officer has met his stock ownership guideline. The other Named Executive Officers either met or made meaningful progress according to the guidelines.

MoneyGram has policies and procedures for transactions in MoneyGram securities that prohibit officers and directors from engaging in any transaction in which they may profit from short-term speculative swings in the value of MoneyGram securities, including “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), and hedging transactions. In addition, this policy is designed to ensure compliance with all insider trading rules.

Retirement Income and Deferred Compensation

A principal objective of our retirement income, deferred compensation and savings plans is to help assure that executives are financially prepared to transition from active employment. The timely and orderly transition of our executives is an essential element of our succession plan. Much of each executive’s total compensation is dependent on MoneyGram’s performance or our stock’s performance, which may be variable. Without these arrangements, it may be difficult for executives to be certain of adequate capital accumulation so that they will be financially prepared to leave the workforce at the appropriate time. Additionally, such plans compensate and reward executives for tenure with MoneyGram.

Our retirement income and deferred compensation plans consist of the following:

•	the 401(k) Plan;

•	the Pension Plan;

•	the SERP; and

•	the Deferred Compensation Plan.

Each of these plans is discussed in the Executive Compensation section under the captions “Pension Plans” and “Deferred Compensation Plans.”

The executive officers were eligible for plans similar to those described above, as offered by our former parent company, Viad. At the time of the Spin-Off, MoneyGram established its own plans. The Committee believes these plans are competitive for senior executives and assist us in recruiting and retaining top executives. The Committee will continue to evaluate the competitive nature of these plans in the future.

Perquisites

The objective of our perquisites program is to provide additional elements of compensation that help retain key senior executives and provide certain benefits that help our executives be healthier and more secure and safe and that help to minimize personal distractions that may affect the time available to devote to our business.

The types of perquisites provided annually include automobile allowance, financial planning services, executive physical examination, health club dues subsidy, country club dues, spousal travel and tax gross up assistance in respect of certain of these benefits. At the direction of the Board of Directors, MoneyGram also provided the Chief Executive Officer with a security evaluation of his home, as well as the installation of a home security system, and made him eligible for twenty-five hours of personal usage of our aircraft annually.

Generally, the perquisites are valued at the actual cost of the services received by the Named Executive Officer. The value attributed to personal use of our aircraft, a benefit received only by the Chief Executive Officer, is calculated using the aggregate incremental cost method. Additional information on the value of perquisites offered to each Named Executive Officer in 2006, as well as the valuation methods for such perquisites, can be found in the Executive Compensation section under the Summary Compensation Table in the footnotes and narrative disclosure.

Change of Control Severance Benefits

The objective of our severance benefits is to provide financial protection in the event of a change in control that disrupts our executives’ careers. We believe that our executive severance plans alleviate executives’ concerns over possible loss of employment in the event of a change in control and allow the executives to instead focus on corporate performance and maximizing value for the benefit of the stockholders. Severance benefits provide an economic means for executives to transition from MoneyGram employment.

MoneyGram maintains an executive severance plan, the Tier I Plan, which covers all Named Executive Officers and certain other executive officers. Participation by an executive in the Tier I Plan requires approval by the Committee.

In February 2006, the Committee reviewed tally sheets presenting the total compensation for each executive officer, including the calculation of change of control severance benefits. These benefits are believed to be competitive with general industry norms. Our change of control severance benefits are discussed in the Executive Compensation section under the caption “Severance and Change of Control Protections.”

Policy for Deductibility of Compensation

Our ability to deduct compensation expense for federal income tax purposes is subject to the limitations of Section 162(m) of the Internal Revenue Code (the “Code”). That law limits deductibility to $1 million for certain executive officers unless certain conditions are met. To date, we have designed and administered our executive compensation and benefit program so that all compensation paid by MoneyGram to its executive officers has been deductible. Although the Committee is mindful of the limitation imposed by Section 162(m) of the Code, it also recognizes that in subsequent periods facts and circumstances may render compliance with those limitations inappropriate, at odds with the best interests of MoneyGram or out of step with then prevailing competitive market conditions. In such event, the Committee’s priority appropriately would be protection of MoneyGram’s best interests rather than compliance with the technical limitations imposed by the Code.

Conclusion

The Committee believes the executive officer compensation program provides appropriate incentives to executive officers to achieve strong financial performance and is aligned with stockholder interests. The compensation philosophy and programs outlined above continue to motivate our executive officers to drive MoneyGram’s future growth and success.

EXECUTIVE COMPENSATION

The following tables and accompanying narrative disclosure should be read in conjunction with the Compensation Discussion and Analysis, which sets forth the objectives of MoneyGram’s executive compensation and benefit program.

SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
							Non-Qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(3)	($)(4)	($)(5)	($)(6)	($)

Philip W. Milne	2006	642,692	-	684,382	309,567	2,630,700	233,581	308,770	4,809,692
President, Chief
Executive Officer
and Chairman of the Board
David J. Parrin	2006	351,485	-	142,608	96,447	748,000	56,432	83,800	1,478,772
Executive Vice
President and Chief
Financial Officer
Anthony P. Ryan	2006	353,854	-	264,817	78,871	671,010	62,216	68,923	1,499,691
Executive Vice
President/
President,
MoneyGram Global
Payment Products
and Services
William J. Putney	2006	338,069	-	193,368	76,132	653,710	69,250	73,878	1,404,407
Executive Vice
President and Chief
Investment Officer
Teresa H. Johnson	2006	278,223	-	80,167	57,354	491,031	84,920	56,011	1,047,706
Executive Vice
President, General
Counsel and Secretary

(1)	The following amounts were deferred pursuant to the Deferred Compensation Plan and are reported in the Nonqualified Deferred Compensation table (see page 32): Mr. Milne, $32,135; Mr. Parrin, $17,574; Mr. Ryan, $17,693; Mr. Putney, $16,903; and Ms. Johnson, $13,911.

(2)	MoneyGram awarded bonuses solely based on MoneyGram’s achievement of certain performance targets established under incentive plans. Accordingly, bonus amounts are recorded under the Non-Equity Incentive Plan Compensation column of this table.

(3)	Includes amounts for stock awards and stock options granted in 2002, 2003, 2004, 2005 and 2006 to the extent the vesting period for such grants fell in 2006. The amounts in these columns exclude estimated forfeitures. Refer to Footnotes 2 and 14 of Item 8 of MoneyGram’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for our policy and assumptions made in the valuation of share-based payments.

(4)	Non-equity incentive plan compensation represents awards earned during 2006 in recognition of achievement of performance goals under the MIP and the PUP. For 2006, the following amounts were earned, in each case based on achievement of the performance goals at the maximum levels: Mr. Milne under the MIP, $1,156,800, and under the PUP, $1,473,900; Mr. Parrin under the MIP, $386,600, and under the PUP, $361,400; Mr. Ryan under the MIP, $389,200, and under the PUP, $281,810; Mr. Putney under the MIP, $371,900, and under the PUP, $281,810; and Ms. Johnson under the MIP, $278,200, and under the PUP, $212,831.

(5)	This column represents both changes in pension value for the Named Executive Officers and above market earnings on deferred compensation. “Above market earnings” is defined as the difference between the interest rate paid by MoneyGram and 120 percent of the applicable federal long term rate. For 2006, the changes in pension values (Pension Plan and SERP) and above market earnings on deferred compensation were as follows: Mr. Milne, $231,999 and $1,582, respectively; Mr. Parrin, $56,391 and $41, respectively; Mr. Ryan, $62,178 and $38, respectively; Mr. Putney, $69,103 and $147, respectively; and Ms. Johnson, $84,429 and $491, respectively. For Messrs. Milne and Putney and Ms. Johnson, above market earnings includes amounts earned under the Deferred Compensation Plan and a Viad deferred compensation plan assumed by MoneyGram (the “Viad Deferred Compensation Plan”).

(6)	For a breakdown of the components which comprise all other compensation for the Named Executive Officers, refer to the table entitled “Details Behind All Other Compensation Column” immediately below.

DETAILS BEHIND ALL OTHER COMPENSATION COLUMN

	Perquisites	Registrant
	and	Contributions to
	Other	Defined
	Personal	Contribution	Insurance	Tax
Name	Benefits(1)	Plans(2)	Premiums(3)	Reimbursements(4)	Other(5)	Total

Philip W. Milne	207,356	15,400	60	35,554	50,400	308,770
David J. Parrin	39,707	15,400	60	8,473	20,160	83,800
Anthony P. Ryan	25,842	14,269	60	5,974	22,778	68,923
William J. Putney	30,393	15,400	60	7,112	20,913	73,878
Teresa H. Johnson	22,265	14,258	60	5,339	14,089	56,011

(1)	The Named Executive Officers received the following perquisites in 2006:

•	Annual car allowance for each Named Executive Officer;

•	Annual financial counseling services for each Named Executive Officer;

•	Annual reimbursement for health club membership for each of Messrs. Parrin, Ryan and Putney and Ms. Johnson;

•	Annual executive physical examination for each of Messrs. Milne and Parrin and Ms. Johnson;

•	Reimbursement of country club membership/dues for each of Messrs. Milne, Parrin, Ryan and Putney (amounts include all dues and costs of membership); and

•	Once a year, we invite spouses of Named Executive Officers to accompany them to a Board meeting resulting in a personal travel benefit.

In addition to the foregoing perquisites, Mr. Milne received the following in 2006:

•	In order to ensure the personal safety of Mr. Milne, MoneyGram’s Board of Directors directed us to provide an independent third party security evaluation of his personal residence. As a result of the recommendations contained in the evaluation, the Board of Directors approved the purchase and installation of a home security system for Mr. Milne valued at $71,256. This perquisite is provided in accordance with the terms of Mr. Milne’s employment agreement.

•	Under MoneyGram’s policies and the terms of Mr. Milne’s employment agreement, he is entitled to twenty-five hours of personal use of our aircraft annually. During 2006, Mr. Milne received 20.9 hours of personal aircraft travel valued at $79,170. Such amount was calculated using the aggregate incremental cost method and based on the variable operating costs to MoneyGram of such travel, including fuel costs, mileage, landing fees, flight planning, crew travel expenses and other miscellaneous variable costs. Fixed costs which do not change based on usage, such as pilot salaries and the cost of the corporate aircraft, are excluded.

•	MoneyGram pays 100 percent of the premiums for Mr. Milne’s medical and dental plans. Such plans provide 100 percent coverage to Mr. Milne, his spouse and dependents up to age 25. The amount included in this column represents the premiums paid by MoneyGram on Mr. Milne’s behalf.

(2)	The 401(k) Plan allows employees to defer up to 50 percent of eligible compensation on a pre-tax basis subject to federal tax law limits. MoneyGram matches 100 percent of the first three percent and 50 percent of the next two percent of compensation deferred. The 401(k) Plan also gives the Board of Directors the right to grant an annual discretionary profit sharing contribution. In February of 2007, the Board approved a profit sharing contribution of three percent of compensation based on MoneyGram’s performance in 2006.

The following amounts were received as matching contributions pursuant to the 401(k) Plan: Messrs. Milne, Parrin and Putney, $8,800; Mr. Ryan, $7,669; and Ms. Johnson, $7,658. Each of the Named Executive Officers received profit sharing contributions of $6,600 pursuant to the 401(k) Plan.

(3)	Represents premiums paid by MoneyGram in 2006 for life insurance covering each of the Named Executive Officers.

(4)	Represents tax reimbursements paid to each of the Named Executive Officers associated with financial planning services, spousal travel and executive physical examinations. In addition, Mr. Milne received a $28,223 tax reimbursement attributable to taxes he incurred for personal use of our aircraft.

(5)	The Deferred Compensation Plan was established for executives and other select employees who are limited as to the amount of deferrals allowed under the 401(k) Plan or are limited by federal tax law as to the amount of profit sharing contributions that may be allocated to them. In addition, the Deferred Compensation Plan allows selected participants to defer the receipt of salary and incentive payments. At MoneyGram’s discretion, employees may be granted matching credits with respect to compensation and incentive pay deferrals on a dollar-for-dollar basis, up to four percent of eligible compensation.

The Named Executive Officers received the following matching contributions pursuant to the Deferred Compensation Plan contributed by MoneyGram: Mr. Milne, $25,708; Mr. Parrin, $14,059; Mr. Ryan, $14,154; Mr. Putney, $13,523; and Ms. Johnson, $11,129. In addition, the Named Executive Officers received the following supplemental profit sharing contributions pursuant to the Deferred Compensation Plan paid by MoneyGram: Mr. Milne, $12,681; Mr. Parrin, $3,945; Mr. Ryan, $4,016; Mr. Putney, $3,542; and Ms. Johnson, $1,747.

Each of the Named Executive Officers also received dividends paid on restricted stock, which are not included in the grant date fair value of such restricted stock. Specifically, Mr. Milne received $12,011.

The following table summarizes the 2006 grants of equity and non-equity plan-based awards.

GRANTS OF PLAN-BASED AWARDS

												All
												Other
												Stock	All			Grant
												Awards:	Other		Closing	Date
												Number	Option		Price	Fair
												of	Awards:	Exercise	of	Value
									Estimated Future Payouts			Shares	Number	or	Company	of
			Estimated Future Payouts						Under Equity Incentive			of	of	Base	Stock	Stock
			Under Non-Equity Incentive						Plan Awards*(4)			Stock	Securities	Price of	on	and
			Plan Awards						Threshold	Target	Maximum	or	Underlying	Option	Grant	Option
	Grant		Threshold		Target		Maximum		(# of	(# of	(# of	Units	Options	Awards	Date	Awards
Name	Date(1)		($)		($)		($)		Shares)	Shares)	Shares)	(#)*	(#)*	($/Sh)(5)	($/Sh)(5)	($)(6)

Philip W. Milne	02/16/06	**(2)	329,228		658,455		1,316,910
			(10,500 units	)	(21,000 units	)	(42,000 units	)
	02/16/06	***(3)	289,212		578,423		1,156,800
	02/16/06											25,000		27.63	27.99	690,750
	02/16/06												40,000	27.63	27.99	415,200
David J. Parrin	02/15/06	**(2)	73,841		147,682		295,364
			(2,355 units	)	(4,710 units	)	(9,420 units	)
	02/15/06	***(3)	96,659		193,317		386,600
	02/15/06											6,380		27.245	27.31	173,823
	02/15/06												14,800	27.245	27.31	153,624
Anthony P. Ryan	02/15/06	**(2)	100,022		200,045		400,090
			(3,190 units	)	(6,380 units	)	(12,760 units	)
	02/15/06	***(3)	97,310		194,620		389,200
	02/15/06											21,690		27.245	27.31	590,944
	02/15/06												11,600	27.245	27.31	120,408

William J. Putney	02/15/06	**(2)	58,007		116,014		232,027
			(1,850 units	)	(3,700 units	)	(7,400 units	)
	02/15/06	***(3)	92,969		185,938		371,900
	02/15/06								600	6,000	12,000			27.245	27.31	326,940
	02/15/06											5,680		27.245	27.31	154,752
	02/15/06												11,640	27.245	27.31	120,823
Teresa H. Johnson	02/15/06	**(2)	44,367		88,735		177,469
			(1,415 units	)	(2,830 units	)	(5,660 units	)
	02/15/06	***(3)	69,556		139,111		278,200
	02/15/06											3,870		27.245	27.31	105,438
	02/15/06												8,900	27.245	27.31	92,382

*	Denotes awards granted pursuant to the 2005 Omnibus Plan

**	Denotes awards granted pursuant to the PUP and the 2005 Omnibus Plan

***	Denotes awards granted pursuant to the MIP and the 2005 Omnibus Plan

(1)	The grant date of all equity awards, other than those for the Chief Executive Officer, is the date of the Human Resources Committee meeting at which such award is approved. The grant date of all equity awards for the Chief Executive Officer is the date of the Board of Directors meeting at which such award is ratified.

(2)	Represents a grant in 2006 under the PUP for performance in fiscal years 2006 through 2008 payable in 2009. The performance units are denominated in shares of MoneyGram common stock (excluding dividends). The first number in each column represents the dollar value of the PUP payout, assuming the value of MoneyGram’s common stock is $31.355 per share, the fair market value on December 29, 2006.

(3)	Represents a payment under the MIP for 2006 fiscal year performance. The 2006 MIP payout is included in “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

(4)	Represents an award of performance-based restricted stock to Mr. Putney. Mr. Putney earned 12,000 shares, the maximum number of shares of MoneyGram common stock based on MoneyGram achieving the maximum goal for the 2006 net interest margin.

(5)	All options are granted with an exercise price equal to the fair market value of MoneyGram’s common stock on the date of grant. Fair market value is defined under the 2005 Omnibus Plan as the average of the high and low sales prices of the common stock on the New York Stock Exchange as reported in the consolidated transaction reporting system on the grant date or, if such Exchange is not open for trading on such date, on the most recent preceding date when such Exchange is open for trading.

(6)	Represents the aggregate fair value at the date of grant as measured in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R. For stock awards, the SFAS No. 123R value is the average of the high and low sales price of MoneyGram’s common stock on the date of grant. The SFAS No. 123R value for option awards is determined using the Black Scholes valuation methodology. Under this methodology, a fair value of $10.38 per option was assigned to the options granted in 2006. Refer to Footnotes 2 and 14 of Item 8 of MoneyGram’s Annual Report on Form 10-K for the year ended December 31, 2006 for our policy and assumptions made in the valuation of share-based payments.

Description of Material Compensation Plans

MoneyGram International, Inc. 2005 Omnibus Incentive Plan

The 2005 Omnibus Plan enables MoneyGram to grant a variety of awards, including non-equity incentives, stock options, stock appreciation rights, restricted stock and stock units, and other awards comprised of or based on MoneyGram’s common stock to persons the Human Resources Committee determines appropriate including the Named Executive Officers. The non-equity and equity incentive awards to the Named Executive Officers in 2006 were all granted pursuant to the 2005 Omnibus Plan.

Options

The options granted in February of 2006 vest in three equal installments on the first, second and third anniversary of the grant date and have a ten year term. Option grants are made at the Human Resources Committee’s regular meeting in February and are not timed with the release of material, nonpublic information. All options are granted with an exercise price equal to the fair market value of MoneyGram’s common stock on the date of grant as defined under the 2005 Omnibus Plan. Options are subject to forfeiture and repayment provisions should a participant violate the non-competition provision contained in the grant agreement, or engage in misconduct or an act contrary to MoneyGram, as set forth in the grant agreement.

Retention-Based Restricted Stock

Retention-based restricted stock granted in February of 2006 vests in full on the third anniversary of the grant date. The restricted stock is subject to forfeiture and repayment provisions should a participant violate the non-competition provision contained in the grant agreement, or engage in misconduct or an act contrary to MoneyGram, as set forth in the grant agreement. Dividends are paid on restricted stock at the same rate as they are paid to all holders of MoneyGram’s common stock.

Performance-Based Restricted Stock

Performance-based restricted stock is granted based on achievement of predetermined financial performance during a predetermined period. The Committee establishes the performance goals, the period to which the goals relate and the number of shares of restricted stock awarded to a participant no later than 90 days after the beginning of the performance period.

In February of 2006, the Chief Investment Officer received a grant of performance-based restricted stock for the 2006 performance period. The 2006 award established three levels of performance at which shares could be earned: minimum, target and maximum levels in MoneyGram’s net interest margin. The number of shares awarded is determined based on the level of performance achieved. If the minimum level of net interest margin is not achieved over the designated time period, no payout will be made. If minimum or higher specified levels of net interest margin are achieved, then the number of shares will be earned at minimum, target or maximum levels. If net interest margin falls between the designated levels, the number of shares earned will be adjusted on a pro rata basis. Once earned, the performance-based restricted stock vests in three equal annual installments.

The performance-based restricted stock is subject to forfeiture and repayment provisions should a participant violate the non-competition provision contained in the grant agreement, or engage in misconduct or an act contrary to MoneyGram, as set forth in the grant agreement. Dividends are paid on performance-based restricted stock at the same rate as they are paid to all holders of MoneyGram’s common stock.

MoneyGram International, Inc. Amended and Restated Management and Line of Business Incentive Plan

The MIP provides for annual performance-based cash compensation to the Named Executive Officers and other key executives in order to provide them with an incentive to achieve performance goals established each year by the Committee. Under the MIP, the Human Resources Committee establishes performance targets for the fiscal year no later than 90 days after the beginning of the year, after receiving recommendations from the Chief Executive Officer. For 2006, target bonus levels under the MIP were set as a percentage of base salary ranging from 50 to 55 percent of annual base salary for each Named Executive Officer other than the Chief Executive Officer and 90 percent of annual base salary for the Chief Executive Officer. Actual bonus awards depend on achievement of the annual performance goals established by the Committee for MoneyGram or the relevant business line.

For 2006, performance goals were established for earnings per share, net income, cash flow and other corporate goals. See “Compensation Discussion and Analysis — Annual Performance-Based Incentive” for a detailed description of the 2006 MIP performance goals, relative weighting and target bonus levels for each Named Executive Officer.

MoneyGram International, Inc. Performance Unit Incentive Plan

Performance-based stock units are granted under the PUP and are earned based on MoneyGram’s financial performance during a period of two to five years in duration. The Human Resources Committee establishes the performance goals, the period to which the goals relate and the number of performance units awarded to each participant no later than 90 days after the beginning of the performance period.

In 2006, each of the Named Executive Officers earned an award under the PUP that was granted in February of 2005 for a two-year performance period ended December 31, 2006. The Committee established three levels of corporate performance for the two-year period at which payment could be earned: minimum, target and maximum levels of growth in earnings per share from continuing operations and operating income. An award denominated in units of MoneyGram common stock was designated for each level of performance for each Named Executive Officer.

The Named Executive Officers also received a grant under the PUP in February of 2006 for the three-year performance period ending December 31, 2008. The 2006 — 2008 award established three levels of performance at which payment could be earned: minimum, target and maximum levels of growth in earnings per share and operating income from continuing operations for the three-year period. An award denominated in units of MoneyGram common stock was designated for each level of performance for each Named Executive Officer. Although each award is denominated in units of MoneyGram common stock, if earned the award will be paid in cash. If the minimum level of growth is not achieved over the designated time period, no payout will be made. If minimum or higher specified levels of growth are achieved, then the number of units will be earned at minimum, target or maximum levels. If growth falls between the designated levels, the number of units earned will be adjusted on a pro rata basis. Pursuant to the terms of the PUP, each performance unit earned will be paid in cash as determined by multiplying the number of units earned by the average of the high and low sales prices of MoneyGram’s common stock on the New York Stock Exchange as reported in the consolidated transaction reporting system during the ten trading days beginning on the day following the public announcement of MoneyGram’s year-end financial results for 2008.

In order for the Named Executive Officers to earn the 2006-2008 PUP award at the target level, MoneyGram will have to perform at levels of growth that are aggressive, but in line with MoneyGram’s growth in earnings per share and operating income over the past several years. In making the determination of the minimum, target and maximum levels for a PUP award, the Committee strives to make the difficulty of achieving the target level consistent year over year, considering the specific circumstances facing MoneyGram during the performance period. Generally, the Committee sets the level for earnings per share and operating income growth for a target level payout under the PUP at MoneyGram’s long-term objectives which the Committee believes reflect strong performance. The minimum level of earnings per share and operating income growth for a minimum level payout under the PUP represents meaningful progress toward achieving the target. The maximum level of earnings per share and operating income growth for a maximum level payout under the PUP represents performance significantly above the target and, therefore, achievement of stretch goals.

For the PUP award earned in 2006 for the two-year performance period ended December 31, 2006, MoneyGram achieved the maximum performance level. The payout percentage was 200 percent of the participant’s target award opportunity.

The performance-based stock units and payouts under the PUP are subject to forfeiture and repayment provisions should a participant violate the non-competition provision contained in the PUP or engage in misconduct or an act contrary to MoneyGram.

2006 Compensation of Named Executive Officers

For 2006, the Human Resources Committee and Board took several actions with respect to each Named Executive Officer’s compensation: increasing their base salary, establishing their annual incentive bonus potential for 2006 under the MIP, awarding them stock options, restricted stock, and stock units pursuant to the 2006-2008 PUP award and, with respect to Mr. Putney, awarding him performance-based restricted stock. With respect to Mr. Milne, such actions were a result of the Human Resources Committee’s assessment of his individual performance during fiscal year 2005, since under Mr. Milne’s leadership MoneyGram’s earnings per share increased 32 percent from 2004 to 2005 and net revenue increased 18 percent from 2004 to 2005, both record highs. With respect to each of the other Named Executive Officers, such actions were a result of a recommendation by the Chief Executive Officer to the Human Resources Committee and were supported by each Named Executive Officer’s outstanding individual performance during fiscal year 2005.

Each Named Executive Officer earned a cash incentive under the MIP in 2006. See “Compensation Discussion and Analysis — Annual Performance-Based Incentive” for a description of the performance measures and relative weighting and the target bonus levels under the 2006 MIP. MoneyGram and each Named Executive Officer exceeded target performance measures by over six percent in the 2006 MIP which resulted in a maximum payout factor. See “Executive Compensation — Summary Compensation Table,” Note 4, for details of each Named Executive Officer’s award.

Each Named Executive Officer also earned a cash incentive for 2006 pursuant to the 2005-2006 PUP award. See “Compensation Discussion and Analysis — Long Term Incentives — Performance-Based Stock Units” for a description of the performance measures and relative weighting under the 2005-2006 PUP award. MoneyGram exceeded its growth targets by over ten percentage points, resulting in the maximum number of units being earned by each participant. Pursuant to the terms of the PUP, each performance unit earned was paid in cash as determined by multiplying the number of units earned by $29.478 (the average of the high and low sales prices of MoneyGram’s common stock on the New York Stock Exchange as reported in the consolidated transaction reporting system during the ten trading days beginning on the day following the public announcement of MoneyGram’s year-end financial results). See “Executive Compensation — Summary Compensation Table,” Note 4, for details of each Named Executive Officer’s award.

A discussion of the individual salary increases and additional varying awards granted to each Named Executive Officer follows.

Philip Milne — President, Chief Executive Officer & Chairman of the Board

MoneyGram entered into an employment agreement with Mr. Milne, effective July 1, 2005. The agreement has a three-year term which is automatically renewable for one year increments. The employment agreement provides that Mr. Milne’s base salary shall be reviewed at least once annually by the Committee, with recommended changes to be approved by the Board of Directors.

The salary increase approved for Mr. Milne in February 2006 was $50,000, resulting in a 2006 annual base salary of $650,000. In addition to an award for performance, such increase was intended to bring Mr. Milne’s base salary to or near the median for Chief Executive Officers of the Compensation Peer Group and for Chief Executive Officers of other comparably sized companies based on the data provided by nationally recognized executive compensation surveys.

For 2006, Mr. Milne was awarded options to purchase 40,000 shares, 25,000 shares of restricted stock and 21,000 units at target under the 2006-2008 PUP. For a description of the plan under which such awards were granted and the terms of such awards, see the narrative discussion in this section under the heading “Description of Material Compensation Plans.”

David Parrin — Executive Vice President & Chief Financial Officer

The salary increase approved for Mr. Parrin in February 2006 was $16,771, resulting in a 2006 annual base salary of $356,000. Such increase was intended to align Mr. Parrin’s base salary near the median for the Compensation Peer Group and other Chief Financial Officers of comparably sized companies based on the data provided by nationally recognized executive compensation surveys.

For 2006, Mr. Parrin was awarded options to purchase 14,800 shares, 6,380 shares of restricted stock and 4,710 units at target under the 2006-2008 PUP. For a description of the plan under which such awards were granted and the terms of such awards, see the narrative discussion in this section under the heading “Description of Material Compensation Plans.”

Anthony Ryan — Executive Vice President/President, MoneyGram Global Payment Products and Services

The salary increase approved for Mr. Ryan in February 2006 was $19,257, resulting in a 2006 annual base salary of $350,000. Such increase was intended to align Mr. Ryan’s base salary near the median for the Compensation Peer Group and was in accordance with the data provided by nationally recognized executive compensation surveys. In August 2006, Mr. Ryan was promoted to Executive Vice President/President, MoneyGram Global Payment Products and Services, in recognition for taking on responsibility for Payment Systems sales and marketing functions, as well as revenue responsibility for that segment. At that time, the Chief Executive Officer recommended and the Committee approved a $25,000 promotion-related increase in Mr. Ryan’s base salary, resulting in a new base salary of $375,000.

For 2006, Mr. Ryan was awarded options to purchase 11,600 shares, two restricted stock grants (one for 7,690 shares and one for 14,000 shares) and 6,380 units at target under the 2006-2008 PUP. The restricted stock grant of 7,690 shares was awarded as part of Mr. Ryan’s annual long term incentive compensation. The restricted stock grant of 14,000 shares for Mr. Ryan was recommended by the Chief Executive Officer for retention purposes, leadership continuity and outstanding performance. For a description of the plan under which such awards were granted and the terms of such awards, see the narrative discussion in this section under the heading “Description of Material Compensation Plans.”

William Putney — Executive Vice President & Chief Investment Officer

The salary increase approved for Mr. Putney in February 2006 was $16,460, resulting in a 2006 annual base salary of $342,500. Such increase was intended to align Mr. Putney’s base salary near the median for the Compensation Peer Group and was in accordance with the data provided by nationally recognized executive compensation surveys.

For 2006, Mr. Putney was awarded options to purchase 11,640 shares, two restricted stock grants (one for 5,680 shares and one for up to 12,000 shares) and 3,700 units at target under the 2006-2008 PUP. The restricted stock grant of 5,680 shares was awarded as part of Mr. Putney’s annual long term incentive compensation. The new performance-based restricted stock grant of up to 12,000 shares for Mr. Putney was recommended by the Chief Executive Officer for equity, market and retention purposes. Awards of performance-based restricted stock are based on the financial performance of the investment portfolio tied directly to MoneyGram’s net interest margin. Mr. Putney earned 12,000 shares of performance-based restricted stock, the maximum award, based on MoneyGram’s 2006 financial performance. The performance-based restricted stock vests in equal installments over a three-year period. For a description of the plan under which such awards were granted and the terms of such awards, see the narrative discussion in this section under the heading “Description of Material Compensation Plans.”

Teresa Johnson — Executive Vice President, General Counsel and Secretary

The salary increase approved for Ms. Johnson in February 2006 was $14,030, resulting in a 2006 annual base salary of $282,000. Such increase was intended to align Ms. Johnson’s base salary near the median for the Compensation Peer Group and was in accordance with the data provided by nationally recognized executive compensation surveys.

For 2006, Ms. Johnson was awarded options to purchase 8,900 shares, 3,870 shares of restricted stock and 2,830 units at target under the 2006-2008 PUP. For a description of the plan under which such awards were granted and the terms of such awards, see the narrative discussion in this section under the heading “Description of Material Compensation Plans.”

The following tables summarize the total outstanding equity awards as of December 31, 2006, for each Named Executive Officer, as well as the number of option awards exercised and restricted stock awards vested during 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan Awards:
								Plan	Market or
								Awards:	Payout
			Equity					Number of	Value of
			Incentive					Unearned	Unearned
			Plan			Number of		Shares,	Shares,
			Awards:			Shares or	Market	Units or	Units or
	Number of	Number of	Number of			Units of	Value of	Other	Other
	Securities	Securities	Securities			Stock	Shares or	Rights	Rights
	Underlying	Underlying	Underlying			That	Units of	That	That
	Unexercised	Unexercised	Unexercised	Option		Have	Stock That	Have	Have
	Options	Options	Unearned	Exercise	Option	Not	Have Not	Not	Not
	Exercisable	Unexercisable	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	(#)(1)(2)	(#)(1)(2)	(#)	($/Sh)(3)	Date	(#)(4)	($)(5)	(#)(6)	($)(4)(5)

Philip W. Milne
Grant Date:
05/11/98	10,465			18.8687	05/11/08
05/10/99	16,000			22.4616	05/10/09
02/17/00	25,000			18.6069	02/17/10
02/15/01	44,700			19.1875	02/15/11
11/15/01	60,000			15.6774	11/15/11
03/26/02	45,700			20.7979	03/26/12
02/19/03	45,700			15.6165	02/19/13
01/01/04								5,266	165,115
02/18/04	14,640	21,960		19.3208	02/18/11
02/18/04						10,000	313,550
02/16/05						25,000	783,875
02/17/05	23,334	46,666		20.5450	02/17/15
02/16/06		40,000		27.6300	02/16/16
02/16/06						25,000	783,875

David J. Parrin
Grant Date:
07/01/02	11,000			19.3208	07/01/12
02/19/03	12,500			15.6165	02/19/13
01/01/04								1,200	37,626
02/18/04	4,600	6,900		19.3208	02/18/11
02/16/05	6,200	12,400		20.51	02/16/15
02/16/05						4,400	137,962
02/15/06		14,800		27.245	02/15/16
02/15/06						6,380	200,045

Anthony P. Ryan
Grant Date:
08/20/97	1,900			13.9671	08/20/07
05/11/98	5,400			18.8687	05/11/08
05/10/99	4,200			22.4616	05/10/09
02/17/00	5,300			18.6069	02/17/10
02/15/01	11,375			19.1875	02/15/11
11/15/01	20,000			15.6774	11/15/11
03/26/02	8,200			20.7979	03/26/12
02/19/03	10,000			15.6165	02/19/13
01/01/04								1,266	39,695
02/18/04	4,842	7,258		19.3208	02/18/11
02/16/05	4,834	9,666		20.51	02/16/15
02/16/05						3,400	106,607
02/15/06		11,600		27.245	02/15/16
02/15/06						21,690	680,090

	Option Awards					Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan Awards:
								Plan	Market or
								Awards:	Payout
			Equity					Number of	Value of
			Incentive					Unearned	Unearned
			Plan			Number of		Shares,	Shares,
			Awards:			Shares or	Market	Units or	Units or
	Number of	Number of	Number of			Units of	Value of	Other	Other
	Securities	Securities	Securities			Stock	Shares or	Rights	Rights
	Underlying	Underlying	Underlying			That	Units of	That	That
	Unexercised	Unexercised	Unexercised	Option		Have	Stock That	Have	Have
	Options	Options	Unearned	Exercise	Option	Not	Have Not	Not	Not
	Exercisable	Unexercisable	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	(#)(1)(2)	(#)(1)(2)	(#)	($/Sh)(3)	Date	(#)(4)	($)(5)	(#)(6)	($)(4)(5)

William J. Putney
Grant Date:
08/20/97	2,800			13.9671	08/20/07
05/11/98	3,200			18.8687	05/11/08
05/10/99	3,500			22.4616	05/10/09
02/17/00	5,300			18.6069	02/17/10
02/15/01	6,800			19.1875	02/15/11
11/15/01	20,000			15.6774	11/15/11
03/26/02	6,700			20.7979	03/26/12
02/19/03	10,000			15.6165	02/19/13
01/01/04								966	30,289
02/18/04	3,802	5,698		19.3208	02/18/11
02/16/05	4,834	9,666		20.51	02/16/15
02/16/05						3,400	106,607
02/15/06		11,640		27.245	02/15/16
02/15/06						5,680	178,096
02/15/06								12,000	376,260

Teresa H. Johnson
Grant Date:
05/11/98	4,420			18.8687	05/11/08
05/10/99	4,100			22.4616	05/10/09
02/17/00	5,800			18.6069	02/17/10
02/15/01	8,575			19.1875	02/15/11
12/21/01	5,000			17.1165	12/21/11
03/26/02	7,900			20.7979	03/26/12
02/19/03	8,500			15.6165	02/19/13
01/01/04								666	20,882
02/18/04	2,600	3,900		19.3208	02/18/11
02/16/05	3,667	7,333		20.51	02/16/15
02/16/05						2,600	81,523
02/15/06		8,900		27.245	02/15/16
02/15/06						3,870	121,344

(1)	The total number of options granted on 5/11/1998, 5/10/1999, 2/17/2000, 2/15/2001, 11/15/2001, 3/26/2002, 7/1/2002, 2/19/2003 and 2/18/2004 represents the grant of both an incentive stock option (“ISO”) award and a non-qualified stock option (“NQSO”), containing the same expiration date and exercise price. Not all Named Executive Officers have awards on each of the foregoing dates, as reflected in the table above.

For each Named Executive Officer, the total number of options outstanding consist of the following: Mr. Milne, 36,681 ISO and 357,484 NQSO; Mr. Parrin, 20,509 ISO and 47,891 NQSO; Mr. Ryan, 39,361 ISO and 65,214 NQSO; Mr. Putney, 35,710 ISO and 58,230 NQSO; and Ms. Johnson, 32,891 ISO and 37,804 NQSO.

(2)	The options granted in 1998 through 2002 vest in two equal annual installments, beginning one year from the date of grant and have a ten year term; the options granted in 2003, 2005 and 2006 vest in three equal annual installments, beginning one year from the date of grant and have a ten year term; and the options granted in 2004 vest in five equal annual installments, beginning one year from the date of grant and have a seven year term.

(3)	For options granted after July 1, 2004, the exercise price is equal to the fair market value of MoneyGram common stock on the date of grant, as defined in the 2005 Omnibus Plan. Options granted prior to July 1, 2004 represent the number of shares underlying options granted by Viad prior to the Spin-Off that were converted in the Spin-Off into options to acquire MoneyGram common stock. At the time of the Spin-Off, each Viad option that was outstanding immediately prior to the Spin-Off was converted into two options: (i) an option to purchase shares of Viad common stock and (ii) an option to purchase shares of MoneyGram common stock. The exercise price of each MoneyGram stock option resulting from the conversion of these Viad stock options equals the exercise price of the related Viad stock option times a fraction, the numerator of which is the closing price of a share of MoneyGram common stock on the first trading day after the Spin-Off and the denominator of which is that price plus the closing price of a share of Viad common stock on the first trading day after the Spin-Off (divided by four to reflect the post-spin Viad reverse stock split).

(4)	The restricted stock vests in full on the third anniversary of the date of grant.

(5)	Market value of shares or units of stock was computed by multiplying the number of shares or units that have not vested by the average of the high and low price of MoneyGram’s stock on the New York Stock Exchange on December 29, 2006.

(6)	The 1/1/2004 award is performance-based restricted stock granted under the Viad Corp 1997 Omnibus Incentive Plan, earned as of December 31, 2004, but payable in three equal installments on the first, second and third anniversary of the grant date. The 2/15/2006 award is performance-based restricted stock granted under the 2005 Omnibus Plan earned as of December 31, 2006, but payable in three equal installments on the first, second and third anniversary of the grant date.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise(1)	Vesting	Vesting(1)
Name	(#)	($)	(#)	($)

Philip W. Milne	13,442	259,785	51,017	1,456,995
David J. Parrin	-	-	9,933	276,133
Anthony P. Ryan	-	-	10,200	283,825
William J. Putney	2,650	52,623	8,550	237,803
Teresa H. Johnson	1,380	21,982	3,567	95,251

(1)	The value realized on exercise of stock options is the difference between the fair market value of MoneyGram’s common stock at the time of exercise and the exercise price contained in the award agreement for the stock option. The value realized on vesting of the stock awards is the fair market value of MoneyGram’s common stock at the time of vesting. The fair market value used for purposes of this table is the average market price of MoneyGram’s common stock on the date of exercise or vesting.

Pension Plans

Pension Plan

The Pension Plan is a noncontributory, qualified defined benefit plan. Through December 31, 2000, the Pension Plan was structured using a traditional defined benefit plan formula based primarily on the eligible employee’s credited length of service and covered compensation during certain years of the participant’s employment period, subject to limits set by federal regulations. From January 1, 2001 through December 31, 2003, benefits accrued under a cash accumulation account formula based upon a percentage of eligible pay plus interest. Effective December 31, 2003, all benefit accruals and participation under the Pension Plan were frozen and all participants in the Pension Plan who were actively employed as of the freeze date became fully vested in their accrued benefits and cash accumulation benefits. Cash accumulation accounts continue to be credited with interest credits, but not pay credits, until distributed. In addition to normal retirement benefits at age 65, participants who are age 55 and have 10 years of service with MoneyGram are eligible for an early retirement benefit. The Pension Plan also provides for disability, death, termination and spousal benefits. The Pension Plan provides for the following forms of payment: single life annuity, 50 percent joint and survivor annuity, 100 percent joint and survivor annuity, and ten-year certain and life.

Supplemental Pension Plan

The SERP is a plan that provides pension benefits for Named Executive Officers and select employees in addition to the benefits provided by the Pension Plan. The participants accrue benefits using an enhanced pension formula without regard to compensation limits. The SERP benefits accrue under a formula which takes into account both years of service and pay, including salary and payments under the MIP. Participants are fully vested after 5 years of service.

The benefit for a Named Executive Officer is calculated as two percent of the “final average earnings” multiplied by the “credited service” of the participant, less two percent of the “primary social security benefit” multiplied by the “credited service” of the participant.

For the purposes of the preceding benefit formula, “credited service” does not exceed 25 years except in the case of the Chief Executive Officer, for whom “credited service” does not exceed 30 years.

Participants who have more than 25 years of “credited service,” excluding the Chief Executive Officer, are eligible for a “special benefit.” The “special benefit” is equal to the product of the “final average earnings” of the participant and 0.5 percent for each additional full year of “credited service” from 25 to 30 years. The service component of the formula rewards the participant for tenure. In addition, participants may receive the full value of the age 65 benefit, at age 60 if they have 30 or more years of “credited service.” The CEO may receive the full value at age 60 if he has 25 or more years of “credited service.”

All of the Named Executive Officers elected to receive their SERP benefit in 10 annual installments at retirement. The SERP also provides for early retirement, disability, death, termination and spousal benefits.

In 2006, the Executive Compensation Trust was established to provide a source of funding for the expected liabilities under the SERP. The funds held in the Trust remain subject to the claims of the creditors of MoneyGram.

The following table summarizes the present accumulated value of the Named Executive Officers pension benefits as of November 30, 2006.

PENSION BENEFITS

		Number of Years	Present Value of
		Credited	Accumulated	Payments During
		Service	Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)(1)	($)

Philip W. Milne	Pension Plan	15.8	101,192	-
	SERP	15.8	711,669	-

	Total		812,861

David J. Parrin	Pension Plan	4.5	4,662	-
	SERP	4.5	168,436	-

	Total		173,098

Anthony P. Ryan	Pension Plan	11.5	51,265	-
	SERP	11.5	217,908	-

	Total		269,173

William J. Putney	Pension Plan	13.9	67,159	-
	SERP	13.9	242,850	-

	Total		310,009

Teresa H. Johnson	Pension Plan	9.1	63,586	-
	SERP	9.1	235,257	-

	Total		298,843

(1)	The present value of the accumulated benefit is calculated in accordance with SFAS 87, Employers’ Accounting for Pensions. Refer to Footnote 13 of Item 8 of MoneyGram’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for our policy and assumptions made in the valuation of this accumulated benefit.

Deferred Compensation

The Deferred Compensation Plan was established for executives and other select employees who are limited as to the amount of deferrals allowed under our tax-qualified 401(k) Plan or are limited by federal tax law as to the amount of profit sharing contributions that may be allocated to them. In addition, the Deferred Compensation Plan allows selected participants to defer the receipt of salary and incentive payments. Thus, the following compensation may be deferred under the Deferred Compensation Plan: (i) compensation (base salary and commissions); (ii) incentive pay (MIP and PUP payments); and (iii) supplemental profit sharing contributions.

With respect to compensation deferrals, participants in the Deferred Compensation Plan must make the election to defer such amounts prior to the start of each plan year and may defer up to 50 percent of eligible compensation. With respect to incentive pay deferrals, an election must be made by the participant to defer by June 30 of the relevant plan year and the participant may defer up to 100 percent of incentive pay. No election is required with respect to supplemental profit sharing contributions, as participants are automatically enrolled and any profit sharing contributions made above the Internal Revenue Service qualified plan limits will be credited to the participant’s deferral account.

At MoneyGram’s discretion, employees may be granted matching credits with respect to compensation and incentive pay deferrals made under the Deferred Compensation Plan. MoneyGram will match dollar-for-dollar up to four percent of eligible compensation. Accounts established under the Deferred Compensation Plan earn interest. The current rate used is equal to the yield on the Merrill Lynch Taxable

Bond Index — Long Term Medium Quality (A3) Industrial Bonds. Participants are 100 percent vested in amounts in their accounts at all times.

If elected at the time of enrollment, participants may take an in-service distribution of compensation or incentive pay deferrals three years after the end of the plan year in which the deferral was made. In-service distributions are not allowed for supplemental profit sharing deferrals. All amounts in a participant’s account are immediately distributable in a lump sum upon death or disability. Upon a termination of employment with MoneyGram, the participant’s account becomes immediately distributable in a lump sum or annual installments (not to exceed five years), according to the participants’ irrevocable election.

Prior to the Spin-Off, Messrs. Milne and Putney and Ms. Johnson deferred the receipt of incentive compensation under the Viad Deferred Compensation Plan. The plan is not currently active and no new deferrals are being made. The plan continues to be credited with dividends on MoneyGram stock units and interest on certain accounts.

The Executive Compensation Trust provides a source of funding for the expected liabilities under the Deferred Compensation Plan. The funds held in the Trust remain subject to the claims of the creditors of MoneyGram.

NONQUALIFIED DEFERRED COMPENSATION

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance
	Last FY	Last FY	Last FY	Distributions	at Last FYE
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)

Philip W. Milne	32,135	37,021	112,039	30,085	853,343
David J. Parrin	17,574	17,835	1,524	-	40,550
Anthony P. Ryan	17,693	17,678	1,478	-	40,205
William J. Putney	16,903	16,907	2,657	-	58,362
Teresa H. Johnson	13,911	12,771	49,574	-	364,540

(1)	Represents the election to defer salary earned in 2006 and reported in the Summary Compensation Table.

(2)	Represents supplemental profit sharing contributions made in 2006 (earned in 2005) pursuant to the Deferred Compensation Plan as follows: Mr. Milne, $11,313; Mr. Parrin, $3,776; Mr. Ryan, $3,524; Mr. Putney, $3,384; and Ms. Johnson, $1,642. Amounts in this column do not include supplemental profit sharing contributions earned in 2006 and paid in 2007. See footnote 5 to the “Details Behind All Other Compensation Column” table under the heading “Executive Compensation.” This column also represents matching contributions made in 2006 on compensation deferrals pursuant to the Deferred Compensation Plan as follows: Mr. Milne, $25,708; Mr. Parrin, $14,059; Mr. Ryan, $14,154; Mr. Putney, $13,523; and Ms. Johnson, $11,129.

(3)	For Mr. Milne, the amount represents $2,923 of dividends and $90,688 of gains earned on MoneyGram stock units deferred under the Viad Deferred Compensation Plan, $3,228 of interest earned pursuant to the Deferred Compensation Plan and $15,200 of interest earned on cash deferrals made under the Viad Deferred Compensation Plan. For Mr. Putney, the amount represents $1,434 of interest earned pursuant to the Deferred Compensation Plan and $1,223 of interest earned on cash deferrals made under the Viad Deferred Compensation Plan. For Ms. Johnson, the amount represents $1,353 of dividends and $41,967 of gains earned on MoneyGram stock units deferred under the Viad Deferred Compensation Plan, $960 of interest earned pursuant to the Deferred Compensation Plan and $5,294 of interest earned on cash deferrals made under the Viad Deferred Compensation Plan. For Messrs. Parrin and Ryan, the amount represents interest earned pursuant to the Deferred Compensation Plan.

(4)	The distribution to Mr. Milne was made pursuant to an irrevocable election under the Viad Deferred Compensation Plan.

(5)	For Messrs. Milne and Putney and Ms. Johnson the amounts includes balances in both the Viad Deferred Compensation Plan and the MoneyGram Deferred Compensation Plan.

Severance and Change of Control Protections

Severance Plan

MoneyGram maintains an executive severance plan, the Tier I Plan, which covers the Named Executive Officers. Participation in the Tier I Plan requires the approval of the Human Resources Committee of the Board of Directors. The Tier I Plan is intended to provide the covered participants with severance benefits if (i) there is a “change of control” of MoneyGram and (ii) the participant’s employment is terminated by MoneyGram without “cause” or by the participant for “good reason” within 36 months after a “change of control.” In addition, the Tier I Plan provides that a participant who resigns other than for “good reason” or retires during the 30-day period beginning on the first anniversary of the “change of control” will receive severance benefits described below, with a lower multiple.

A “change of control” is deemed to occur upon: (i) an acquisition by an individual, entity or group of the beneficial ownership of 20 percent or more of either: the then outstanding shares of common stock of MoneyGram or the combined voting power of the then outstanding voting securities of MoneyGram entitled to vote generally in the election of Directors, subject to certain exclusions as further defined in the “change of control” definition of the Tier I Plan; (ii) a change in the composition of the Board such that the individuals who, as of the effective date of the Tier I Plan, constitute the Board cease for any reason to constitute at least a majority of the Board, subject to certain provisos as further defined in “change of control” definition in the Tier I Plan; (iii) consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of MoneyGram, subject to certain exclusions as further defined in the “change of control” definition of the Tier I Plan; and (iv) the approval by the stockholders of MoneyGram of a complete liquidation or dissolution of MoneyGram.

“Cause” means (i) the willful and continued failure of the executive to perform substantially the executive’s duties with MoneyGram or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance improvement is delivered to the executive, or (ii) the willful engaging by the executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to MoneyGram.

An executive does not have “good reason” to terminate their employment unless one of the following occurs: (i) the assignment to the executive of any duties inconsistent in any respect with the executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities immediately prior to the “change of control,” or any other action by MoneyGram or any of its subsidiaries which results in a diminution in such position, authority, duties or responsibilities; (ii) any reduction of the executive’s base salary, annual bonus, incentive opportunities, retirement benefits, welfare or fringe benefits below the highest level enjoyed by the executive during the 120-day period prior to the “change of control;” (iii) MoneyGram or one of its subsidiaries requiring the executive to be based at any office or location other than that at which he was based immediately prior to the “change of control” or MoneyGram or one of its subsidiaries requiring the executive to travel to a substantially greater extent than required immediately prior to the “change of control;” (iv) any purported termination by MoneyGram or one of its subsidiaries of the executive’s employment otherwise than as expressly permitted by the Tier I Plan; or (v) any failure by MoneyGram to require any successor to all or substantially all of the business and/or assets of MoneyGram to expressly assume and agree to perform the Tier I Plan.

Change of Control Provisions Under Certain Compensation and Benefit Plans

In addition to the Tier I Plan, several of MoneyGram’s compensation and benefit plans contain provisions for enhanced benefits upon a “change of control” of MoneyGram, giving the Named Executive Officers further protections. Under the 2005 Omnibus Plan, a “change of control” triggers immediate vesting of stock options, restricted stock and performance-based restricted stock. In addition, a pro-rata portion of the annual cash bonuses payable under the MIP would become immediately payable, calculated on the basis of achievement of performance goals through the date of the “change of control,” and a cash payment pursuant to the PUP would become payable, calculated as if each of the pre-defined financial goals were met at the target level and prorated from the date of the grant to the date of the “change of control.” Pursuant to the SERP, the Chief Executive Officer and other Named Executive Officers may also be entitled to accelerate vesting of benefits and receive a lump sum distribution of their benefits, depending upon the credit rating of the acquiring entity.

CEO Employment Agreement

Mr. Milne’s employment agreement provides that he is entitled to severance payments upon the termination of his employment for various reasons not in connection with a “change of control.” Mr. Milne’s employment agreement governs all severance and benefits that he would receive if he is terminated with or without “cause,” terminates with or without “good reason” (which definitions differ from that contained in the Tier I Plan), or terminates due to death, disability or retirement. Under Mr. Milne’s employment agreement, termination of his employment would be for “cause” only if the termination results from: (i) his material breach of his employment agreement; (ii) his willful and continued failure to perform the required duties of his position, if he shall have failed to remedy such alleged failure within 30 days after his receipt of written notice from the Board of Directors; (iii) his breach of his fiduciary duty to MoneyGram; (iv) his material breach of the MoneyGram International, Inc. Code of Ethics, Always Honest policy, or other code of conduct in effect from time to time, provided that any fraudulent or dishonest act shall be considered material regardless of size; (v) his willful or gross misconduct; or (vi) his conviction or guilty plea to a felony or to a misdemeanor involving an act or acts of fraud, theft or embezzlement.

“Good reason” under Mr. Milne’s agreement is deemed to exist upon: (i) a material reduction or change in his authority, duties or responsibilities; (ii) a reduction in his base salary, unless, pursuant to direction by the Board of Directors, any such reduction is made in concert with and in an amount not greater than the percentage adjustment mandated as an “across the board” reduction in base salary for all our officers; (iii) a material reduction his retirement benefits, unless, pursuant to direction by the Board of Directors, any such reduction is made in concert with and in an amount not greater than the percentage adjustment mandated as an “across the board” reduction for all our officers, or if such reduction is required by law; (iv) required relocation to a location that would cause his commute to increase by more than 50 miles; (v) a material breach of his employment agreement by MoneyGram; or (vi) failure by a successor to MoneyGram to assume MoneyGram’s obligations under his employment agreement.

Under the employment agreement, Mr. Milne is subject to a two-year non-competition covenant. Any breach of this provision will relieve MoneyGram from any continuing obligation to provide Mr. Milne severance and other benefits and obligates Mr. Milne to return any severance payments paid to him prior to such breach.

In the event that Mr. Milne’s employment is terminated in connection with a “change of control,” he would receive the benefits set forth in the Tier I Plan in lieu of the severance payments under his employment agreement.

Termination Summaries

The following summaries reflect the amount of compensation that the Chief Executive Officer and each of the other Named Executive Officers would receive in the event of termination of such executive’s employment with MoneyGram. The amount of compensation payable to each Named Executive Officer upon involuntary termination (termination by MoneyGram without cause or by the executive with good reason), voluntary termination (resignation), termination by MoneyGram for cause, and termination in conjunction with retirement, death, disability and a “change of control” is discussed below.

The amounts set forth below assume that termination was effective as of December 31, 2006 and include amounts earned through that date. In the event of a “change of control,” it is assumed that the Named Executive Officer does not continue his or her employment after the “change of control.” It is also assumed below that a “change of control” does not occur within twelve months after an event of termination. The amounts set forth below represent the compensation and benefits due and payable upon the different termination events as currently provided for in the applicable agreements and plans and do not contemplate any discretion that the Board may exercise to modify a benefit at termination. For events of termination which trigger an acceleration of options and restricted stock, we have included as the value to the Named Executive Officer the amount of the awards that MoneyGram has not yet recorded as an expense, as determined using the valuation of share-based payments in accordance with Statement of Financial Accounting Standard (“SFAS”) 123R, Share-Based Payments. (Refer to Footnotes 2 and 14 of Item 8 of MoneyGram’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for our policy and assumptions made in the valuation of share-based payments). While the summaries below may provide an estimate of the payments that may be made to the executive, actual payments to an executive upon the various events of termination can only be determined at the time of such executive’s termination with MoneyGram and may vary significantly from the amounts set forth below.

The summaries below include only those benefits which are enhanced or increased as a result of the event of termination and do not include benefits that the executive is entitled to receive regardless of the event of termination, including but not limited to: (i) any base salary earned but not yet paid; (ii) amounts contributed to and earned under the 401(k) Plan and Deferred Compensation Plan; (iii) amounts accrued and earned under the SERP and Pension Plan; and (iv) continuation of medical, dental, life and disability benefits. If the event of termination triggers a different payment method this fact has been set forth in the applicable summary.

Chief Executive Officer Severance Outside of a Change of Control

Involuntary Termination — Termination by MoneyGram without “Cause” or by executive with “Good Reason”

The total value of cash payments and non-cash compensation awarded to Mr. Milne for termination by MoneyGram without “cause” or by Mr. Milne for “good reason” equals $5,363,824. Components of this amount include:

•	2.99 times his then-current base salary and a pro rata portion of his then-current target bonus under the MIP, all payable in a single lump sum, which would equal $2,521,923 if calculated as of December 31, 2006;

•	A pro rata payment of any outstanding PUP awards (at target), which would equal $1,525,954 if calculated as of December 31, 2006 determined by multiplying the pro rata target number of PUP units earned as of December 31, 2006 under all awards by the fair market value of MoneyGram’s common stock on December 29, 2006;

•	Continuation of his health and welfare benefits for a period of three years, a benefit valued at $55,224;

•	Full vesting of all unvested stock options, a benefit valued at $541,809;

•	Full vesting of all restricted stock, a benefit valued at $668,914; and

•	Outplacement benefits in the amount of $50,000.

Resignation

Mr. Milne may terminate his employment, in his sole discretion, upon 90 days notice, in which event he is not entitled to receive further compensation, severance or MoneyGram paid insurance (but would be entitled to continue his health insurance under COBRA).

Upon resignation, Mr. Milne would have 90 days to exercise any options vested as of the date of his resignation. Any restricted stock not already vested as of the date of termination with “cause” would be forfeited.

Any PUP or MIP awards that Mr. Milne would have earned during the year of such termination would be forfeited.

Termination with Cause by MoneyGram

MoneyGram may terminate Mr. Milne’s employment at any time for “cause,” in which event he is not entitled to receive further compensation, severance or MoneyGram paid insurance (but would be entitled to continue his health insurance under COBRA).

In the event of termination with “cause,” Mr. Milne would forfeit any unvested stock options. Any restricted stock not already vested as of the date of termination with “cause” would be forfeited.

Any PUP or MIP awards that Mr. Milne would have earned during the year of such termination would be forfeited.

Termination upon Death

The total value of cash payments and non-cash compensation awarded to Mr. Milne’s beneficiaries upon termination due to his death would equal $3,252,795, assuming death occurred while traveling on MoneyGram business. Components of this amount include:

•	Continuation of health and welfare benefits valued at $166,118;

•	Life insurance payment of $50,000 upon his death and an additional payment of $300,000 if death occurred while traveling on MoneyGram business;

•	Full vesting of all unvested stock options, a benefit valued at $541,809. Additionally, termination upon death would increase the period of time during which stock options vested as of the date of his termination may be exercised. In the case of death, Mr. Milne’s personal representative would have one year from the date of death to exercise any vested options;

•	Full vesting of all restricted stock, a benefit valued at $668,914; and

•	A pro rata payment of any outstanding PUP awards (at target), which would equal $1,525,954 if calculated as of December 31, 2006 (assumed date of death) determined by multiplying the pro rata target number of PUP units earned as of December 31, 2006 under all awards by the fair market value of MoneyGram’s common stock on December 29, 2006.

Any MIP award that Mr. Milne would have earned during the year of termination will be forfeited if he is not employed by MoneyGram on the date that the MIP award is paid.

Mr. Milne’s deferred compensation contributions and earnings would become immediately distributable in a lump sum.

Termination for Disability

The total value of cash payments and non-cash compensation awarded to Mr. Milne for termination due to disability would equal $3,369,309. Components of this amount include:

•	Continuation of health and welfare benefits valued at $345,132;

•	Disability payments in the amount of $287,500;

•	Full vesting of all unvested stock options, a benefit valued at $541,809. Additionally, termination for disability would increase the period of time during which Mr. Milne would be entitled to exercise any stock options vested as of the date of his termination. In the case of disability, Mr. Milne would have a period of two years from the date of termination for disability to exercise any vested stock options;

•	Full vesting of all restricted stock, a benefit valued at $668,914; and

•	A pro rata payment of any outstanding PUP awards (at target), which would equal $1,525,954 if calculated as of December 31, 2006 (assumed date of termination for disability) determined by multiplying the pro rata target number of PUP units earned as of December 31, 2006 under all awards by the fair market value of MoneyGram’s common stock on December 29, 2006.

Any MIP award that Mr. Milne would have earned during the year of termination will be forfeited if he is not employed by MoneyGram on the date that the MIP award is paid.

Mr. Milne’s deferred compensation contributions and earnings would become immediately distributable in a lump sum.

Termination for Retirement

As of December 31, 2006, Mr. Milne was 47 years of age and had he retired he would not have been entitled to any retirement benefits as he had not reached retirement age. Assuming that Mr. Milne was age 55 as of December 31, 2006 he would have been entitled to retirement benefits. The total value of cash payments and non-cash compensation awarded to Mr. Milne for termination due to retirement would equal $3,278,397 at age 55. Components of this amount include:

•	Continuation of health and welfare benefits valued at $241,720;

•	Office space and secretarial support for a period of five years, a benefit valued at $300,000;

•	Full vesting of all unvested stock options, a benefit valued at $541,809. Additionally, termination for retirement would increase the period of time during which Mr. Milne would be entitled to exercise any stock options vested as of the date of his termination. In the case of retirement, Mr. Milne would have a period of five years to exercise any options vested at the time of retirement;

•	Full vesting of all restricted stock, a benefit valued at $668,914; and

•	A pro rata payment of any outstanding PUP awards (at target), which would equal $1,525,954 if calculated as of December 31, 2006 (assumed date of retirement) determined by multiplying the pro rata target number of PUP units earned as of December 31, 2006 under all awards by the fair market value of MoneyGram’s common stock on December 29, 2006.

Any MIP award that Mr. Milne would have earned during the year of termination will be forfeited if he is not employed by MoneyGram on the date that the MIP award is paid.

Chief Executive Officer Termination upon a Change of Control

The total value of cash payments and non-cash compensation awarded to Mr. Milne upon a “change of control” and subsequent termination of Mr. Milne’s employment as covered under the Tier I Plan equals $16,179,907, assuming a multiple of three.

Severance benefits provided under the Tier I Plan include lump sum severance compensation equal to a multiple of the following sum:

•	Mr. Milne’s highest annual salary; plus

•	his greatest cash bonus under the MIP for any of the preceding four years or, if higher, his target cash bonus for the fiscal year in which the “change of control” occurs; plus

•	his greatest cash bonus under the PUP for any of the preceding four years or, if higher, the aggregate value of shares when earned during a performance period under any performance-related restricted stock award during the preceding four years, or if higher, the aggregate value at the time of grant of target shares awarded to the participant under the performance-related restricted stock programs for the fiscal year in which the “change of control” occurs.

The multiple generally equals three times a fraction, the numerator of which is 36 minus the number of full months Mr. Milne was employed following the “change of control,” and the denominator of which is 36, which would amount to a payment of $6,895,952 for termination as of December 31, 2006 assuming no employment after “change of control.” In the case of a voluntary termination, the multiple is two and would amount to a payment of $4,597,301 for termination as of December 31, 2006 assuming no employment after a “change of control.”

A “change of control” would trigger acceleration of all unvested options of Mr. Milne which as of December 31, 2006, would have a value of $541,809. Full ownership of any restricted stock would occur to the extent not previously earned, which as of December 31, 2006 would have a value of $668,914.

In the event of a “change of control,” each PUP award would be paid as if each of the pre-defined targets for such award was achieved at the 100 percent level, with such payment prorated for the period of time from the date of grant of such award to the date of the “change of control,” which as of December 31, 2006 would amount to $1,525,954.

In the event of a “change of control,” Mr. Milne would be entitled to a pro rata MIP payment calculated on the basis of achievement of performance goals through the date of the “change of control,” which as of December 31, 2006 would amount to $578,423.

Under the Tier I Plan, Mr. Milne would also receive continued welfare benefits and perquisites for the applicable severance period, a benefit valued at $182,253; and outplacement benefits in the amount of $50,000. Additionally, under the SERP, Mr. Milne would receive an additional benefit as if he continued to work for the same period, accelerated vesting and a lump sum payment of his account.

The Tier I Plan also provides a tax gross-up feature to make Mr. Milne whole for any federal excise taxes on “change of control” payments, which as of December 31, 2006 would be approximately $5,736,602.

Other Named Executive Officers’ Termination Outside of a Change of Control

With the exception of Mr. Milne, none of the other Named Executive Officers have employment agreements with MoneyGram. Thus, such Named Executive Officers are not entitled to severance upon termination or resignation outside the context of a “change of control.” However, such Named Executive Officers do receive certain benefits upon termination for death, disability and retirement.

Termination for Death, Disability, or Retirement

The other Named Executive Officers would not be entitled to any salary following the date of termination.

Upon death, the other Named Executive Officers’ beneficiaries would be entitled to a life insurance payment of $50,000 and an additional payment of $250,000 if death occurred while traveling on MoneyGram business.

Termination upon death, disability or retirement triggers vesting of unvested options. Additionally, termination for such reasons increases the period of time during which the Named Executive Officers would be entitled to exercise any stock options. In the case of death, a personal representative would have one year from the date of death to exercise any outstanding options; in the case of disability, the Named Executive Officer would have a period of two years from the date of termination to exercise any outstanding options; and in the case of retirement, the Named Executive Officer would have a period of five years to exercise any outstanding options. Full ownership of any restricted stock would occur, to the extent not previously earned, upon lapse of the restriction period set forth in the applicable agreement. The value of the accelerated options and restricted stock for the other Named Executive Officers as of

December 31, 2006 would be as follows: Mr. Parrin $331,430, Mr. Ryan $579,618, Mr. Putney $529,147, and Ms. Johnson $197,745.

In the event of the death, disability or retirement of a Named Executive Officer during a PUP performance period, any PUP award would be prorated for the period of time from the date of grant to the date of death, disability or retirement, as applicable, and become payable within 75 days following the close of the applicable performance period. The pro rata PUP payment for the other Named Executive Officers as of December 31, 2006 would be as follows: Mr. Parrin $369,581, Mr. Ryan $316,497, Mr. Putney $288,466, and Ms. Johnson $218,231.

Any MIP award that a Named Executive Officer would have earned during the year of termination will be forfeited if the executive is not employed by MoneyGram on the date that the MIP award is paid.

Upon death and disability, the other Named Executive Officers’ deferred compensation contributions and earnings would become immediately distributable in a lump sum.

Other Named Executive Officers’ Termination upon a Change of Control

Pursuant to the Tier I Plan, the other Named Executive Officers are entitled to severance benefits if there is (i) a “change of control” of MoneyGram and (ii) subsequent termination of the Named Executive Officer by MoneyGram without “cause” or by the participant for “good reason” within 36 months of the effective date of the “change of control.” In addition, the Tier I Plan provides that a participant who resigns other than for “good reason” or retires during the 30-day period beginning on the first anniversary of the “change of control” will receive severance benefits described below, with a lower multiple.

The total value of cash payments and non-cash compensation awarded to the other Named Executive Officers upon a “change of control” covered under the Tier I Plan, assuming the multiple is three, is as follows: Mr. Parrin, $5,271,428; Mr. Ryan, $5,380,596; Mr. Putney, $6,512,545; and Ms. Johnson, $3,811,965.

Severance benefits provided under the Tier I Plan include lump sum severance compensation equal to a multiple of the following sum:

•	the Named Executive Officer’s highest annual salary; plus

•	his/her greatest cash bonus under the MIP for any of the preceding four years or, if higher, his/her target cash bonus for the fiscal year in which the “change of control” occurs; plus

•	his/her greatest cash bonus under the PUP for any of the preceding four years or, if higher, the aggregate value of shares when earned during a performance period under any performance-related restricted stock award during the preceding four years, or if higher, the aggregate value at the time of grant of target shares awarded to the participant under the performance-related restricted stock programs for the fiscal year in which the “change of control” occurs.

The multiple generally equals three times a fraction, the numerator of which is 36 minus the number of full months the Named Executive Officer was employed following the “change of control,” and the denominator of which is 36, which would amount to the following payments for termination as of December 31, 2006 assuming no employment after the “change of control:” Mr. Parrin, $2,408,805; Mr. Ryan, $2,355,612; Mr. Putney, $3,124,680; and Ms. Johnson, $1,687,800. In the case of a voluntary termination, the multiple is two, which would amount to the following payments for termination as of December 31, 2006 assuming no employment after “change of control:” Mr. Parrin, $1,605,870; Mr. Ryan, $1,570,408; Mr. Putney, $2,083,120; and Ms. Johnson, $1,125,200.

A “change of control” triggers vesting of unvested options and full ownership of restricted shares. The value of the accelerated options and restricted stock for the other Named Executive Officers as of December 31, 2006 would be as follows: Mr. Parrin $331,430, Mr. Ryan $579,618, Mr. Putney $529,147, and Ms. Johnson $197,745.

In the event of a “change of control,” each PUP award would be paid as if each of the pre-defined targets for such award was achieved at the 100 percent level, with such payment prorated for the period of time from the date of grant of such award to the date of the “change of control,” which as of December 31, 2006 would require the following payments: Mr. Parrin, $369,581; Mr. Ryan, $316,497; Mr. Putney, $288,466; and Ms. Johnson, $218,231.

In the event of a “change of control,” the other Named Executive Officers would be entitled to a pro rata MIP payment calculated on the basis of achievement of performance goals through the date of the “change of control,” which as of December 31, 2006 would require the following payments: Mr. Parrin, $193,317; Mr. Ryan, $194,620; Mr. Putney, $185,938; and Ms. Johnson, $139,111.

Additionally the Tier I Plan provides continued welfare benefits and perquisites for the applicable severance period, a benefit valued as follows: Mr. Parrin, $134,654; Mr. Ryan, $112,409; Mr. Putney, $121,769; and Ms. Johnson, $100,256; outplacement benefits in the amount of $25,000; and a tax gross-up feature to make each other Named Executive Officer whole for any federal excise taxes on “change of control” payments in the following amounts: Mr. Parrin, $1,808,641; Mr. Ryan, $1,796,840; Mr. Putney, $2,237,545; and Ms. Johnson, $1,443,822.

Additionally, under the SERP, each other Named Executive Officer would receive an additional benefit as if he or she continued to work for the severance period, accelerated vesting and a lump sum payment of his or her account upon a “change of control.”

2006 DIRECTOR COMPENSATION

	Fees Earned
	or Paid			All Other
	in Cash	Stock Awards	Option Awards	Compensation	Total
Name	($)(1)	($)(1)(2)	($)(2)	($)(3)	($)

Robert H. Bohannon(4)	300,000	362,184	36,496	40,514	739,194
Monte E. Ford	48,252	-	3,604	1,142	52,998
Jess T. Hay	97,895	1,899	12,506	72,647	184,947
Judith K. Hofer	67,400	26,871	12,506	520	107,297
Donald E. Kiernan	107,145	1,899	12,506	6,937	128,487
Robert C. Krueger	79,645	1,899	12,506	9,242	103,292
Othón Ruiz Montemayor	79,645	17,686	12,508	3,951	113,790
Linda Johnson Rice	64,650	26,871	12,506	2,250	106,277
Douglas L. Rock	100,895	1,899	12,506	375	115,675
Albert M. Teplin	94,645	1,899	12,506	2,895	111,945
Timothy R. Wallace	85,645	1,899	12,506	5,000	105,050

(1)	On February 15, 2006, Messrs. Bohannon, Hay, Kiernan, Krueger, Rock, Ruiz Montemayor, Teplin and Wallace and Mmes. Hofer and Johnson Rice each received an award of 1,000 shares of restricted stock with a grant date value of $27,245. Pursuant to the 2005 Deferred Compensation Plan for Directors of MoneyGram International, Inc. (the “2005 MoneyGram Director Deferred Compensation Plan”), non-employee directors have the option to defer their annual restricted stock award (See additional discussion under the caption “Deferred Compensation” below). Messrs. Hay, Kiernan, Krueger, Rock, Ruiz Montemayor, Teplin and Wallace each deferred their restricted stock award and thus the deferral amount of $27,245 is included in the fees earned column of the above table. The restricted stock awards for Mr. Bohannon and Mmes. Hofer and Johnson Rice were not deferred and are set forth in the stock awards column of this table. The amount represented is that which MoneyGram expensed from the date of the grant through the end of 2006. Mr. Ford deferred his restricted stock award with a grant date fair value of $30,120 when he joined our Board of Directors in August 2006. This amount is included in fees earned column.

(2)	Includes amounts for stock awards and stock options granted in 2002, 2003, 2004, 2005 and 2006 to the extent the vesting period for such grants fell in 2006. The amounts in these columns exclude estimated forfeitures. Refer to Footnotes 2 and 14 of Item 8 of MoneyGram’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for our policy and assumptions made in the valuation of share-based payments.

On February 15, 2006, options for 2,500 shares were awarded with an exercise price of $27.245 per share and a grant value of $25,919 to the following directors: Messrs. Bohannon and Hay, Ms. Hofer, Messrs. Kiernan, Krueger and Ruiz Montemayor, Ms. Johnson Rice, and Messrs. Rock, Teplin and Wallace. On August 17, 2006, upon his appointment to the Board of Directors, options for 2,500 shares were awarded to Mr. Ford with an exercise price of $30.785 and a grant value of $25,950.

At December 31, 2006, the following stock options and shares of restricted stock were outstanding for the directors: Mr. Bohannon: options for 5,000 shares; Mr. Ford: options for 2,500 shares; Mr. Hay: options for 5,000 shares; Ms. Hofer: options for 5,000 shares and 1,000 shares of restricted stock; Mr. Kiernan: options for 5,000 shares; Mr. Krueger: options for 5,000 shares; Mr. Ruiz Montemayor: options for 5,000 shares; Ms. Johnson Rice: options for 5,000 shares and 1,000 shares of restricted stock; Mr. Rock: options for 5,000 shares; Mr. Teplin: options for 5,000 shares; and Mr. Wallace: options for 5,000 shares.

The outstanding stock options shown above for Messrs. Bohannon and Hay, Ms. Hofer, Mr. Kiernan, Ms. Johnson Rice, and Messrs. Rock, Teplin and Wallace do not include stock options that such directors received as a conversion of outstanding Viad options (received as an employee of Viad in the case of Mr. Bohannon and as a director on the Viad board in all other cases) at the time of the Spin-Off.

(3)	Includes the following travel related costs and associated tax reimbursements for a guest to attend the August 2006 Board meeting: Mr. Bohannon, $365; Mr. Ford, $1,142; Mr. Hay, $998; Ms. Hofer, $350; Mr. Kiernan, $5,937; Mr. Krueger, $4,742; Mr. Ruiz Montemayor, $3,871; Ms. Johnson Rice, $2,080; Mr. Rock, $375; and Mr. Teplin, $2,895.

Also includes the following corporate matching of charitable contributions made by the director pursuant to the MoneyGram International, Inc. Directors’ Matching Gift Program which provides for corporate matching of charitable contributions made by non-employee directors, on a dollar-for-dollar basis, up to an aggregate maximum of $5,000 per year: Mr. Hay, $5,000; Mr. Kiernan, $1,000; Mr. Krueger, $4,500; and Mr. Wallace, $5,000.

For Messrs. Bohannon and Hay, the amount includes $35,979 and $66,609, respectively, as the incremental cost for the personal use of MoneyGram’s airplane. Such perquisite was provided as a courtesy to Mr. Bohannon under special circumstances and in recognition of his long and valuable service as Chairman of the Board and to Mr. Hay in recognition of his services as Presiding Director of the Board. See Footnote (1) to the “Details Behind All Other Compensation Column” Table under the heading “Executive Compensation” for a description of the methodology for computing the aggregate incremental cost.

The amount also includes dividends paid on restricted stock during 2006, which are not included in the grant date fair value of such restricted stock: Mr. Bohannon, $4,170; Mr. Hay, $40; Ms. Hofer, $170; Mr. Ruiz Montemayor, $80; and Ms. Johnson Rice, $170.

(4)	Mr. Bohannon retired as Chairman of the Board and a member of the Board of Directors of MoneyGram effective December 31, 2006.

Director Compensation Arrangements

Each non-employee director receives compensation for service on the Board of Directors and its committees. Directors who are also officers or employees of MoneyGram (only Mr. Milne) do not receive any special or additional remuneration for service on the Board of Directors or any of its Committees. MoneyGram’s philosophy is to provide competitive compensation and benefits consistent with attracting and retaining quality non-employee directors. The Board believes that a substantial portion of director compensation should consist of equity-based compensation.

Annual Retainer and Meeting Fees

In August 2006, the Corporate Governance and Nominating Committee of the Board of Directors received a report from its compensation consultant regarding competitive trends in the compensation of directors. The report included information regarding current compensation of MoneyGram’s Board of Directors as compared to the Compensation Peer Group, as described in “Compensation Discussion and Analysis — Analytical Tools and Benchmarking.” As a result of that information, in August 2006 the Corporate Governance and Nominating Committee recommended and the Board of Directors approved an increase in the retainer for committee chairs, as set forth below.

For 2006, Robert H. Bohannon, the Corporation’s former non-employee Chairman of the Board, received an annual retainer of $300,000 for his services as Chairman of the Board of Directors, in accordance with terms negotiated at the time of the Spin-Off. Non-employee directors, other than the Chairman of the Board, received an annual retainer in the amount of $40,000. Committee Chairs for the Corporate Governance and Nominating, Finance and Investment, and Human Resources Committees received an additional annual retainer, the amount of which was increased from $5,000 to $7,500 in August 2006. The Chair of the Audit Committee received an additional annual retainer, the amount of which was increased from $10,000 to $15,000 in August 2006. In February 2007, the Board of Directors, upon recommendation of the Corporate Governance and Nominating Committee, established an annual retainer in the amount of $15,000 for the Presiding Director. The retainers were paid quarterly, in arrears, other than the Chairman of the Board’s retainer, which was paid semi-monthly. Non-employee directors other than the Chairman of the Board also received a fee of $1,600 for each Board meeting attended and a fee of $1,500 for each Committee meeting attended.

Equity Compensation

In November 2006 and February 2007, the Corporate Governance and Nominating Committee received reports from its compensation consultant regarding competitive trends in the equity compensation of directors. The reports included information regarding current equity compensation of MoneyGram’s Board of Directors as compared to the Compensation Peer Group and provided alternative strategies with respect to equity compensation. As a result of that information, in February 2007 the Corporate Governance and Nominating Committee recommended and the Board of Directors approved a new equity compensation arrangement for non-employee directors, as set forth below.

Prior to February 2007, non-employee directors received an initial grant of non-qualified stock options to purchase 2,500 shares of MoneyGram common stock and 1,000 shares of restricted stock upon their initial election or appointment to the Board and an equivalent additional grant in February of each subsequent year during their term. Stock options granted to non-employee directors had an exercise price equal to the fair market value of MoneyGram common stock on the date of the grant, defined as the average of the high and low sales prices of MoneyGram’s shares on the New York Stock Exchange as reported in the consolidated transaction reporting system on such grant date, and vested in three equal annual installments beginning on the first anniversary of the date of the grant. Shares of restricted stock granted to non-employee directors vested in full on the first anniversary of the date of the grant. Beginning in February 2007, in lieu of the equity compensation described above, non-employee directors receive an initial grant upon their election or appointment to the Board and an additional annual grant in February of each year during their service of stock units, with a grant date value totaling $65,000, which are automatically deferred pursuant to the 2005 MoneyGram Director Deferred Compensation Plan, as described below (the “Stock Unit Retainer”).

Effective December 31, 2006, Robert H. Bohannon retired as Chairman of the Board of MoneyGram. As a result of Mr. Bohannon’s retirement, the Board of Directors, upon recommendation of the Corporate Governance and Nominating Committee and Human Resources Committee, accelerated the vesting from February 16, 2007 to December 31, 2006, of 1,000 shares of restricted stock previously granted to Mr. Bohannon as consideration for his years of service as a member of MoneyGram’s Board of Directors.

Deferred Compensation

After the Spin-Off, MoneyGram’s non-employee directors were eligible to defer, in the form of cash or MoneyGram stock units, retainers and meeting fees earned through December 31, 2004 pursuant to the 2004 MoneyGram Director Deferred Compensation Plan. Deferrals were discontinued under the 2004 MoneyGram Director Deferred Compensation Plan on December 31, 2004 and the Board of Directors adopted the 2005 MoneyGram Director Deferred Compensation Plan, pursuant to which participants may defer retainers and meeting fees earned since January 1, 2005. In November 2005, the 2005 MoneyGram Director Deferred Compensation Plan was amended to allow directors to defer their annual restricted stock awards beginning with the 2006 award.

Voluntary deferrals under the 2004 MoneyGram Director Deferred Compensation Plan and the 2005 MoneyGram Director Deferred Compensation Plan are credited quarterly and are payable in cash after termination of a director’s service on the Board of Directors. Amounts deferred in the form of cash receive interest at the rate of long-term medium-quality bonds. Amounts deferred in the form of stock units are converted to units based on the value of MoneyGram’s common stock on the last business day of the quarter and are payable upon distribution in cash based on the value of MoneyGram’s common stock calculated in accordance with the terms of the applicable plan. In February 2007, the 2005 MoneyGram Director Deferred Compensation Plan was further amended to provide for the annual grant of Stock Unit Retainers. All amounts accrued in each director’s Stock Unit Retainer account will be converted into common stock of MoneyGram on a one-for-one basis at the time such director terminates his/her service as a director of MoneyGram. All stock units are credited with cash in an amount equal to any dividends paid to MoneyGram stockholders. The 2004 MoneyGram Director Deferred Compensation Plan and the 2005 MoneyGram Director Deferred Compensation Plan are plans covered under the MoneyGram International, Inc. Outside Directors’ Deferred Compensation Trust, a grantor trust established to fund obligations under the plans in the event of an actual or potential “change of control” (as defined in the trust).

Directors’ Matching Gift Program

MoneyGram maintains the MoneyGram International, Inc. Directors’ Matching Gift Program which provides for corporate matching of charitable contributions made by non-employee directors, on a dollar-for-dollar basis, up to an aggregate maximum of $5,000 per director each year.

Other Benefits

MoneyGram provides each non-employee director with accidental death and dismemberment insurance benefits of $300,000 and travel accident insurance benefits of $300,000, when they are traveling on MoneyGram business. MoneyGram also covers the costs and tax reimbursements associated with travel for a non-employee director’s guest to attend each August Board meeting.

SECURITY OWNERSHIP OF MANAGEMENT

Ownership Guidelines for Directors and Officers

We believe that it is important to align the financial interests of our directors and officers with those of our stockholders. We have adopted guidelines which specify the minimum amount of stock that directors and officers are expected to own. The guidelines require officers of MoneyGram to own stock on a direct or indirect basis, including stock units, which have a value within a range of one and one-half to five times that individual’s annual base salary, depending on their position. Stock units are included because they have value equal to the market price of our common stock and are therefore subject to market risk in the same manner as our common stock. Officers are expected to make meaningful progress toward meeting their ownership guidelines within a period of five years from the date the guidelines were adopted, or from the date such person becomes an officer. The guidelines call for each non-employee director to own stock or stock units which have a value equal to five times the annual cash retainer payable to the director.

Beneficial Ownership

The following table sets forth information as of March 1, 2007 concerning beneficial ownership of our common stock and stock units by each director and director nominee, each of the Named Executive Officers and all of our directors and executive officers as a group. Except as otherwise indicated, a person has sole voting and investment power with respect to the common stock beneficially owned by that person.

	Amount and Nature		Stock
	of Beneficial	Percent of	Units
Name of Beneficial Owner	Ownership(1)(2)(3)	Class(3)	(3)(4)

Monte E. Ford	2,200	*	1,003
Jess T. Hay	52,354	*	60,922
Judith K. Hofer	110,344	*	58,277
Donald E. Kiernan	27,389	*	16,505
Robert C. Krueger	17,191	*	1,005
Othón Ruiz Montemayor	4,568	*	3,376
Linda Johnson Rice	43,001	*	12,726
Douglas L. Rock	52,001	*	32,621
Albert M. Teplin	18,701	*	4,894
Timothy R. Wallace	34,101	*	17,997
Philip W. Milne	501,103	*	17,256
David J. Parrin	88,138	*	-
Anthony P. Ryan	142,299	*	-
William J. Putney	134,832	*	-
Teresa H. Johnson	76,245	*	7,985
All Directors and Executive Officers as a Group (21 persons total)	1,587,000(5)	1.9%	234,567

*	Less than 1 percent

(1)	Includes shares of restricted stock (for which individuals have sole voting power and no investment power), shares underlying options exercisable within 60 days of March 1, 2007 and shares beneficially held indirectly, as follows: Mr. Hay: 35,801 option shares; Ms. Hofer: 35,801 option shares; Mr. Kiernan: 22,168 option shares; Mr. Krueger: 10,248 option shares and 300 common shares beneficially held indirectly in custody for minor children; Mr. Ruiz Montemayor: 1,668 option shares; Ms. Johnson Rice: 35,801 option shares and 1,000 shares beneficially held indirectly by the corporation to which Ms. Johnson Rice serves as President and Chief Executive Officer; Mr. Rock: 27,301 option shares; Mr. Teplin: 15,501 option shares; Mr. Wallace: 30,901 option shares; Mr. Milne: 66,560 shares of restricted stock and 326,137 option shares; Mr. Parrin: 25,890 shares of restricted stock and 47,734 option shares; Mr. Ryan: 30,200 shares of restricted stock and 85,271 option shares; Mr. Putney: 31,690 shares of restricted stock and 74,749 option shares; and Ms. Johnson: 8,910 shares of restricted stock and 55,996 option shares.

(2)	Includes the following shares held in the 401(k) Plan, for which participants have shared voting power and sole investment power, as follows: Mr. Milne: 10,538 shares; Mr. Parrin: 1,920 shares; Mr. Ryan: 5,256 shares; Mr. Putney: 4,510 shares; and Ms. Johnson: 2,837 shares.

(3)	2,200 stock units payable in common stock have been included in the beneficial ownership totals and the percent of ownership for each non-employee member of the Board of Directors. Stock units of non-employee directors and certain Named Executive Officers payable in cash are not included in the beneficial ownership totals or in the percent of ownership.

(4)	Stock units are held by directors and officers who participate in one or more of the deferred compensation plans described above under “Executive Compensation — Deferred Compensation” and “2006 Director Compensation.”

(5)	Includes 191,030 shares of restricted stock, 997,165 shares underlying options exercisable within 60 days of March 1, 2007, 22,000 shares underlying stock units held by non-employee directors, 47,312 shares held in the 401(k) Plan, 300 common shares beneficially held indirectly by Mr. Krueger in custody for minor children, and 1,000 shares beneficially held indirectly by the corporation to which Ms. Johnson Rice serves as President and Chief Executive Officer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information concerning beneficial ownership of our common stock by those persons known by us to be the beneficial owners of more than five percent of our outstanding common stock as of March 1, 2007. Except as otherwise indicated, a person has sole voting and investment power with respect to the common stock beneficially owned by that person.

	Amount and Nature of
Name and Address	Beneficial Ownership		Percent of Class

Wellington Management Company, LLP
75 State Street
Boston, MA 02109	11,039,820	(1)	13.2%

FMR Corp.
Edward C. Johnson 3d
Fidelity Management & Research Company
82 Devonshire Street
Boston, MA 02109	10,992,574	(2)	13.1%

T. Rowe Price Associates, Inc.
100 E. Pratt Street
Baltimore, MD 21202	4,792,309	(3)	5.7%

(1)	Based on a Schedule 13G filed on January 10, 2007. Wellington Management Company, LLP has shared voting power over 8,789,000 shares and shared dispositive power over 11,039,820 shares. Wellington reported that it serves as an investment adviser for clients and that no one client accounts for more than five percent of the total outstanding common stock.

(2)	Based on Amendment No. 3 to Schedule 13G filed on February 14, 2007. FMR Corp. has sole voting power over 1,326,827 shares and sole dispositive power over 10,992,574 shares. Additionally, Edward C. Johnson 3d, chairman of FMR corp., has sole dispositive power over 10,992,574 shares. FMR Corp. reported that its wholly owned subsidiary Fidelity Management & Research Company serves as an investment adviser to various investment company clients and that no one client accounts for more than five percent of the total outstanding common stock.

(3)	Based on Amendment No. 3 to Schedule 13G filed on February 13, 2007. T. Rowe Price Associates, Inc. has sole voting power over 1,206,700 shares and sole dispositive power over 4,792,309 shares. T. Rowe Price reported that it serves as an investment adviser for individual and institutional investors and that no one client accounts for more than five percent of the total outstanding common stock. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates is deemed to be a beneficial owner of such securities; however, it expressly disclaims that it is, in fact, the beneficial owner of such securities.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors and executive officers, and persons who own more than 10 percent of a registered class of our equity securities, file reports of ownership and changes in ownership of our securities with the SEC and the New York Stock Exchange. Based on our records and written representations from reporting persons, we believe that all reports for directors and executive officers that were required to be filed were filed in 2006 on a timely basis, except for one Form 4 reporting three transactions that was filed late pertaining to Mr. Bohannon.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of the following non-employee directors: Mr. Kiernan (Chair), Ms. Hofer, and Messrs. Rock and Teplin. All of the members of the Audit Committee are independent within the meaning of the New York Stock Exchange listing standards, applicable SEC regulations and the categorical standards for independence in our Corporate Governance Guidelines. In addition, the Board has determined that all members of the Audit Committee are financially literate under the New York Stock Exchange listing standards and that Mr. Kiernan qualifies as an “audit committee financial expert” under the rules of the SEC.

The Audit Committee operates under a written charter adopted by the Board of Directors, which is evaluated annually. The charter of the Audit Committee is available in the Investor Relations section of our website at www.moneygram.com. The Audit Committee selects, evaluates and, where deemed appropriate, replaces MoneyGram’s independent registered public accounting firm. The Audit Committee also pre-approves all audit services, engagement fees and terms, and all permitted non-audit services.

Management is responsible for MoneyGram’s internal controls and the financial reporting process. MoneyGram’s independent registered public accounting firm is responsible for performing an independent audit of MoneyGram’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report on MoneyGram’s consolidated financial statements. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has reviewed MoneyGram’s audited financial statements for fiscal year 2006 and has met and held discussions with management and Deloitte & Touche LLP (“Deloitte”), our independent registered public accounting firm. Management represented to the Audit Committee, and Deloitte concurred, that MoneyGram’s consolidated financial statements for fiscal year 2006 were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee discussed the consolidated financial statements with Deloitte. The Audit Committee discussed with Deloitte matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

The Audit Committee also reviewed and discussed with management its assessment and report on the effectiveness of MoneyGram’s internal control over financial reporting as of December 31, 2006, and with Deloitte its attestation report on management’s assessment of internal controls over financial reporting. These reports are included in MoneyGram’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Deloitte also provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with Deloitte the accounting firm’s independence.

Based upon the Audit Committee’s review and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in MoneyGram’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC.

Respectfully submitted,

Donald E. Kiernan (Chair)
Judith K. Hofer
Douglas L. Rock
Albert M. Teplin

INFORMATION REGARDING INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The aggregate fees billed to MoneyGram for fiscal years 2006 and 2005 by Deloitte are as follows (in thousands):

	2006	2005

Audit fees(1)	$1,175	$906
Audit-related fees(2)	342	248
Tax fees	-	-
All other fees	-	-

Total fees	$1,517	$1,154

(1)	Audit fees for 2006 and 2005 include the audit of MoneyGram’s consolidated financial statements, including quarterly reviews, the audit of management’s assessment of the design and effectiveness of MoneyGram’s internal control over financial reporting, and the separate audits of the financial statements of our subsidiary MoneyGram Payment Systems, Inc. (“MPSI”), as required for regulatory purposes. Audit fees for 2005 also include the separate audit of the financial statements of our subsidiary Travelers Express Company, Inc. (“Travelers”), as required for regulatory purposes. Travelers and MPSI were merged effective December 31, 2005.

(2)	Audit-related fees for 2006 and 2005 include professional services rendered in connection with an audit of the internal controls relating to the official check processing business (SAS 70 service organization report), regulatory compliance filings in certain countries and audits of MoneyGram benefit plans. In addition, fees for 2005 include professional services rendered in connection with a shelf registration filing and an omnibus plan registration filing.

The Audit Committee pre-approves all audit and permitted non-audit services provided by the independent registered public accounting firm, including the fees and terms for those services. The Audit Committee has adopted a policy and procedures governing the pre-approval process for audit, audit-related and permitted non-audit services. The Audit Committee pre-approves audit and audit-related services in accordance with its review and approval of the engagement letter and annual service plan with the independent registered public accounting firm. Tax consultation and compliance services are considered by the Audit Committee on a project-by-project basis. Non-audit and other services will be considered by the Audit Committee for pre-approval based on business purpose, reasonableness of estimated fees and the potential impact on the firm’s independence. The Chair of the Audit Committee is authorized to grant pre-approval of audit or permissible non-audit services on behalf of the Audit Committee and is required to review such pre-approvals with the full Audit Committee at its next meeting.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2007

The Audit Committee of our Board of Directors has selected Deloitte as the independent registered public accounting firm to audit MoneyGram’s books and accounts for the fiscal year ending December 31, 2007, subject to ratification by the stockholders. Deloitte has audited the books and accounts of MoneyGram since 2004. Representatives of Deloitte are expected to be present at the meeting with the opportunity to make a statement and to respond to appropriate questions. Stockholder ratification of the appointment of Deloitte as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board of Directors is submitting the appointment of Deloitte to the stockholders for ratification as a matter of good corporate practice. In the event this appointment is not ratified by our stockholders, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm, may in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of MoneyGram and its stockholders.

Board Voting Recommendation

The Board recommends to the stockholders that they vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2007. The vote required to ratify the appointment is a majority of the shares present in person or by proxy at the meeting and entitled to vote on the matter.

VOTING PROCEDURES

Voting Procedures

The presence at the annual meeting, in person or by proxy, of a majority of shares of our common stock issued and outstanding and eligible to vote will constitute a quorum for the transaction of business at the meeting. In general, shares of common stock either represented by a properly signed and returned proxy card, or properly voted by telephone or on the internet, will be counted as shares present and entitled to vote at the meeting for purposes of determining a quorum. Proxies received but marked as abstentions (or “withhold authority” with respect to one or more directors) and “broker non-votes” will be included in the number of shares considered to be present at the meeting for purposes of determining a quorum.

Proxies will be voted as specified by the stockholder. Signed proxies that lack any specification will be voted “FOR” the election of all nominees for directors listed in this proxy statement and “FOR” the ratification of Deloitte as our independent registered public accounting firm for 2007, except with respect to the 401(k) Plan as described below.

Election of Directors (Proposal 1).  The four director nominees receiving the highest number of votes will be elected. Stockholders who do not wish their shares to be voted for a particular nominee may withhold their vote on the proxy card, or by following the telephone or internet instructions. Shares represented by a properly executed proxy marked “withhold authority” with respect to one or more directors will not be voted with respect to the director or directors indicated and will have no effect on the outcome of the vote.

Ratification of Independent Registered Public Accounting Firm (Proposal 2).  The affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote on the proposal is required for ratification of the appointment of Deloitte as our independent registered public accounting firm for 2007. A proxy marked “abstain” with regard to this proposal will have the effect of a vote against this proposal.

If you are a participant in the 401(k) Plan, your proxy will serve as a voting instruction to the Trustee. If no voting instructions are received from a participant in the 401(k) Plan, the Trustee will vote those shares in accordance with the majority of shares voted in the 401(k) Plan for which instructions were received or in the discretion of the Trustee as its fiduciary duty may require.

Revoking Your Proxy

Proxies may be revoked if you:

•	Deliver a signed, written revocation letter, dated later than the proxy, to Teresa H. Johnson, Executive Vice President, General Counsel and Secretary, at our Minneapolis address first listed at the beginning of this Proxy Statement.

•	Deliver a signed proxy, dated later than the prior proxy, to MoneyGram International, Inc. c/o Wells Fargo Shareowner Services, 161 N. Concord Exchange Street, St. Paul, Minnesota 55075.

•	Vote again by telephone or on the internet prior to the meeting.

•	Attend the meeting and vote in person rather than by proxy. Your attendance at the meeting will not revoke your proxy unless you choose to vote in person.

Solicitation of Proxies

The cost of solicitation will be borne by MoneyGram. Solicitation of proxies will be made primarily through the use of the mails. Proxies may be solicited on our behalf by directors, officers or employees, in person or by telephone, electronic transmission and facsimile transmission. No additional compensation will be paid to such persons for such solicitation. MoneyGram will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners of shares.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

In order for a stockholder proposal, including a director nomination, to be considered for inclusion in our proxy statement for the 2008 annual meeting of stockholders, the written proposal must be received at our principal executive offices at 1550 Utica Avenue South, Minneapolis, Minnesota 55416, Attention: Corporate Secretary, on or before November 26, 2007. The proposal must comply with SEC regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials. In accordance with our bylaws, in order for a stockholder proposal not included in our proxy statement to be properly brought before the 2008 annual meeting, a stockholder’s notice of the matter the stockholder wishes to present must comply with the requirements set forth in our bylaws, and specifically, must be delivered to the Corporate Secretary of MoneyGram at our principal executive offices at 1550 Utica Avenue South, Minneapolis, Minnesota 55416 not less than 90 nor more than 120 days prior to the first anniversary of the date of this year’s annual meeting. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our bylaws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than January 9, 2008, and no later than February 8, 2008.

ANNUAL REPORT TO STOCKHOLDERS AND FORM 10-K

Our 2006 Annual Report to Stockholders, including financial statements for the year ended December 31, 2006, accompanies this proxy statement. Stockholders who wish to obtain an additional copy of our Annual Report and/or a copy of the Form 10-K filed with the SEC for the year ended December 31, 2006, may do so without charge by viewing these documents on our website at www.moneygram.com or by writing to MoneyGram International, Inc., 1550 Utica Avenue South, Minneapolis, Minnesota 55416, Attention: Investor Relations.

OTHER MATTERS

We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business does properly come before the annual meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interests of MoneyGram.

TERESA H. JOHNSON
Executive Vice President, General Counsel
and Secretary

Dated: March 26, 2007

MONEYGRAM INTERNATIONAL, INC.
ANNUAL MEETING OF STOCKHOLDERS
Wednesday, May 9, 2007
9:00 a.m. Central Time
Sofitel
5601 West 78th Street
Bloomington, Minnesota 55439

MONEYGRAM INTERNATIONAL, INC. 1550 Utica Avenue South Minneapolis, Minnesota 55416	proxy

This proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting of Stockholders to be held on Wednesday, May 9, 2007.
The shares of stock you hold in your account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” Items 1 and 2, except that if you are a participant in the MoneyGram International, Inc. 401(k) Plan, the plan’s Trustee will vote those shares in accordance with the majority of shares voted in such Plan for which instructions were received, or in the discretion of such Trustee as its fiduciary duty may require.
By signing the proxy, you revoke all prior proxies and appoint Philip W. Milne and Teresa H. Johnson (the “Named Proxies”), and each of them, as attorneys and proxies, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.
It is important that you vote, sign, date and return your proxy as soon as possible, whether or not you plan on attending the meeting.
See reverse for voting instructions.

COMPANY #
There are three ways to vote your Proxy
VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. Central Time on Tuesday, May 8, 2007.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the instructions that are provided.
Your telephone vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY INTERNET — http://eproxy.com/mgi/ — QUICK *** EASY *** IMMEDIATE
•	Use the internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. Central Time on Tuesday, May 8, 2007.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the instructions that appear on the website to obtain your records and create an electronic ballot.
Your Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to MoneyGram International, Inc., c/o Shareowner Services SM, P.O. Box 64873, St. Paul, MN 55164-0873
If you vote by Phone or Internet, please do not mail your Proxy Card
ê Please detach here ê

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of directors: 01 Jess T. Hay	03 Albert M. Teplin	☐	Vote FOR	☐	Vote WITHHELD
02 Linda Johnson Rice	04 Timothy R. Wallace		all nominees		from all nominees
(except as marked)

(Instructions: To withhold authority to vote for any indicated

nominee, write the number(s) of the nominee(s) in the box

provided to the right.)

2.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2007.	☐ For	☐ Against	☐ Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 AND 2, EXCEPT THAT IF YOU ARE A PARTICIPANT IN THE MONEYGRAM INTERNATIONAL, INC. 401(K) PLAN, THE PLAN’S TRUSTEE WILL VOTE THOSE SHARES AS TO WHICH NO DIRECTION IS GIVEN IN ACCORDANCE WITH THE MAJORITY OF SHARES VOTED IN SUCH PLAN FOR WHICH INSTRUCTIONS WERE RECEIVED, OR IN THE DISCRETION OF SUCH TRUSTEE AS ITS FIDUCIARY DUTY MAY REQUIRE.

Address Change? Mark Box ☐ Will Attend Meeting? ☐	Date

Indicate changes below:

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.